    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 9, 1996

                                           REGISTRATION STATEMENT NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------
                                   FORM SB-2
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           FACT OF WEST FLORIDA, INC.
       (Exact name of small business issuer as specified in its charter)
                             ---------------------

            FLORIDA                         6500                        APPLIED FOR
(State or other jurisdiction of  (Primary standard industrial        (I.R.S. Employer
incorporation or organization)   classification code number)        Identification No.)

                             ---------------------
                               TWO PRESTIGE PLACE
                        2650 MCCORMICK DRIVE, SUITE 185
                           CLEARWATER, FLORIDA 34619
                                 (813) 791-6510
    (Address, including zip code, and telephone number, including area code, of small business issuer's principal executive offices)
                             ---------------------
                               DAVID A. JOHNSTON
                               TWO PRESTIGE PLACE
                        2650 MCCORMICK DRIVE, SUITE 185
                           CLEARWATER, FLORIDA 34619
                                 (813) 791-6510
      (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ---------------------
                                   COPIES TO:

                           MICHAEL T. CRONIN, ESQUIRE
              JOHNSON, BLAKELY, POPE, BOKOR, RUPPEL & BURNS, P.A.
                              911 CHESTNUT STREET
                                 P.O. BOX 1368
                           CLEARWATER, FLORIDA 34617
                                 (813) 461-1818
                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /
                             ---------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------
                                                                   PROPOSED MAXIMUM
                                                   PROPOSED MAXIMUM    AGGREGATE      AMOUNT OF
        TITLE OF EACH              AMOUNT BEING     OFFERING PRICE     OFFERING      REGISTRATION
     CLASS OF SECURITIES            REGISTERED        PER UNIT*         PRICE            FEE
---------------------------------------------------------------------------------------------------
Secured Notes................        9,900(1)           $1,000        $9,900,000        $3,000
          Total..............                                                           $3,000
---------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------

 * Stated only for the purpose of calculating registration fee.
** Not applicable.
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           FACT OF WEST FLORIDA, INC.

                             CROSS-REFERENCE SHEET
                      PURSUANT TO ITEM 501B, REGULATION SB

     This Cross-Reference Sheet is provided pursuant to Regulation S-B, showing the location in the Prospectus of information required by Part I of Form SB-2.

         FORM SB-2 ITEM NO. AND HEADING                 CAPTION OR LOCATION IN PROSPECTUS
-------------------------------------------------  -------------------------------------------
1.    Forepart of the Registration Statement and   Cover Page of Registration Statement and
      Outside Front Cover Page of Prospectus       Outside Front Cover Page of Prospectus
2.    Inside Front and Outside Back Cover Pages    Inside Front and Outside Back Cover Pages
      of Prospectus                                of Prospectus
3.    Summary Information and Risk Factors         Summary of the Offering, Risk Factors
4.    Use of Proceeds                              Use of Proceeds
5.    Determination of the Offering Price          Not Applicable
6.    Dilution                                     Not Applicable
7.    Selling Security Holders                     Not Applicable
8.    Plan of Distribution                         Plan of Distribution, Underwriting
9.    Legal Proceedings                            Legal Proceedings
10.   Directors and Executive Officers             Management
11.   Security Ownership of Certain Beneficial     Security Ownership of Certain Beneficial
      Holders and Management                       Holders and Management
12.   Description of Securities to be Registered   Description of Securities, Summary of the
                                                   Offering
13.   Interest of Named Experts and Counsel        Not Applicable
14.   Statement as to Indemnification              Management, Underwriting
15.   Organization Within Five Years               Business, Management, The Corporation
16.   Description of Business                      Business, Management, The Corporation
17.   Management's Discussion and Analysis or      Management's Discussion and Analysis or
      Plan of Operations                           Plan of Operations
18.   Properties                                   Business
19.   Certain Relationships and Related            Management
      Transactions
20.   Market for Common Equity and Related         Not Applicable
      Stockholder Matters
21.   Executive Compensation                       Management
22.   Financial Statements                         Financial Statements
23.   Changes in and Disagreements with            Not Applicable
      Accountants on Accounting and Financial
      Disclosures

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                SUBJECT TO COMPLETION, DATED             , 1996

                           FACT OF WEST FLORIDA, INC.

                                   $9,900,000

                              9,900 SECURED NOTES
                                $1,000 PER NOTE

                           MINIMUM PURCHASE: 2 NOTES

     FACT OF WEST FLORIDA, INC., a Florida corporation (the "Corporation"), was formed on August 15, 1996, to purchase retail motor vehicle installment sale contracts (the "Contracts") originated in connection with the financing of new and used automobiles and light-duty trucks (the "Vehicles"), including all rights to receive payments thereunder and security interests in the Vehicles, and collect the principal and interest due on such Contracts.

     The Corporation is offering subscriptions for a maximum of 9,900 Secured Notes (the "Notes") in the principal amount of $1,000 each. The Notes will bear simple interest at the rate of 10.5% per annum, interest payable only quarterly, with all principal and accrued interest, if any, due 24 months from the date of this Prospectus. Interest is calculated on the basis of a 365-day year (the "Calculation Basis") but is paid in 4 equal quarterly installments, regardless of the number of days in each quarter (the "Payment Basis"), with any difference between interest determined on the Calculation Basis and the Payment Basis paid in the final installment due under the Notes. Interest shall be due on the first day of the quarter, in arrears, with a 30-day grace period prior to the Notes being in default. The Notes will be secured by a first lien on a group of Contracts acquired with the proceeds of the offering or funds obtained from the repayment of such Contracts ("Replacement Contracts") or any Replacement Contracts. The Notes are prepayable in whole or in part at any time without premium or penalty.

     The minimum purchase is two Notes. There is no minimum offering.

     The price and amount of Notes offered by the Corporation has been established arbitrarily and bears no relationship to its asset value, book value, net worth or any other established criteria of value. A NOTE HOLDER WILL NOT ACQUIRE OR OBTAIN ANY BENEFITS WHICH MIGHT ACCRUE THROUGH AN EQUITY INTEREST IN THE CORPORATION BY A PURCHASE OF NOTES.

     No public or other market for the Notes exists and there can be no assurance that one may develop in the future.

     THIS OFFERING INVOLVES CERTAIN RISK FACTORS. See "Risk Factors."
                             ---------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR
            ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------
                                        PRICE TO          COMMISSIONS AND        PROCEEDS TO
                                         PUBLIC        CONCESSIONS(1)(2)(3)(4)    CORPORATION(5)
-------------------------------------------------------------------------------------------------
Per Note..........................        $1,000                $50                 $950
-------------------------------------------------------------------------------------------------
Total Maximum.....................      $9,900,000           $495,000            $9,405,000
-------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------

(Footnotes on following page)

              THE DATE OF THIS PROSPECTUS IS

(1) The Notes are being offered on a "best-efforts" basis through Participating Dealers ("Participating Dealers") who are members of the National Association of Securities Dealers, Inc. (the "NASD"). See "Underwriting."

(2) The Corporation has agreed to indemnify all Participating Dealers against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(3) The Corporation will pay the Participating Dealers a selling commission of 5.0% of the offering price ($50 per Note) for all Notes sold. See "Underwriting".

(4) This amount does not include reimbursement for actual due diligence expenses which may be paid to the Participating Dealers in amount up to .5% per Note ($5 per Note) and payments which may be made to Participating Dealers by the Corporation as a Non-Accountable Expense Allowance not to exceed 2.0% of the offering price per Note ($20 per Note). See "Underwriting."

(5) This is before deducting other expenses of issuance and distribution payable by the Corporation in connection with this offering. The Corporation will pay from the proceeds of this offering all of such expenses, currently estimated not to exceed $115,000. See "Use of Proceeds."
                             ---------------------

     If the Corporation does not terminate the offering earlier, which in the sole discretion of Management it may, the offering of Notes will continue until the Corporation raises an aggregate of $9,900,000, provided that the offering period for all Notes of the Corporation will not exceed 24 months from the date of this Prospectus.

     The Notes are being offered subject to prior sale, withdrawal, cancellation or modification of the offer, including its structure, terms and conditions, without notice. The Corporation reserves the right, in its sole discretion, to reject, in whole or in part, any offer to purchase the Notes. See "Underwriting.

     UNTIL THE TERMINATION OF THIS OFFERING, AND IN ANY EVENT 90 DAYS AFTER THE DATE OF THIS PROSPECTUS, ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES TO WHICH THIS PROSPECTUS RELATES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     Information contained herein is subject to completion or amendment. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the Registration Statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     No dealer, salesman or other person has been authorized in connection with this offering to give any information or to make any representations other than those contained in this Prospectus or in literature issued by the Corporation, or, if authorized by the Corporation, the Participating Dealers (which literature shall not be deemed to be a part of this Prospectus). No person associated with this offering or the Corporation has been sponsored, recommended, or approved, nor has his abilities or qualifications in any respect been passed upon by any state or any agency or officer of any state or by the United States or any agency or officer of the United States. This Prospectus does not constitute an offer or solicitation in any state or other jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such state or jurisdiction. Neither the delivery of this Prospectus nor any sale hereunder shall under any circumstances create an implication that there has been no change in the affairs of the Corporation since the date thereof; however, if any material change in the Corporation's affairs occurs at any time when this Prospectus is required to be delivered, this Prospectus will be amended.

     The Corporation intends to sell the Notes in this offering only in the states in which the offering is qualified. An offer to purchase may only be made and the purchase of the Notes may only be negotiated and consummated in such states. The Subscription Agreement for the Notes must be executed, and the Notes may only be delivered in such states. Resale or transfer of the Notes may be restricted under state law. See "Risk Factors -- No Market for Notes" and "Transferability of Notes."

     Prospective Investors are encouraged to read the entire Prospectus, which contains a complete copy of the form of the Secured Notes, Security Agreement, Custodian Agreement and Indenture of Trust. Each prospective Investor is also encouraged to seek the advice of his or her attorney, tax consultant, business advisor and financial advisor with respect to the legal and business aspects of this investment prior to subscribing for the Notes issued by the Corporation.

     NEITHER THESE SECURITIES NOR THE CORPORATION HAVE BEEN GUARANTEED, SPONSORED, RECOMMENDED, OR APPROVED BY THE STATE OF FLORIDA OR ANY AGENCY OR OFFICER OF THE STATE OF FLORIDA OR BY THE UNITED STATES OR ANY AGENCY OR OFFICER OF THE UNITED STATES. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                             ADDITIONAL INFORMATION

     The Corporation is an SEC reporting company by virtue of the effectiveness of this Registration Statement under the Securities Act of 1933, as amended. The Corporation has filed with the Securities and Exchange Commission, a Registration Statement under the Securities Act of 1933 with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, its amendments and exhibits. For further information pertaining to the Notes offered hereby, and the Corporation, reference is made to the Registration Statement, including the exhibits, filed therewith or incorporated by reference as a part thereof. Statements in this Prospectus concerning the contents of any contract or other document referred to are not necessarily complete. Where such contract or other document is an exhibit to the Registration Statement, each such statement is qualified in all respects by the provisions of such exhibit, to which reference is hereby made for a full statement of the provisions thereof. The Registration Statement may be inspected and copied at the Commission's Washington, D.C. office at 450 Fifth Street, N.W., Washington, D.C. 20549 and the Northeast Regional Office and Midwest Regional Office at the following addresses: 7 World Trade Center, Suite 1300, New York, NY 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661-2511, respectively. The Registration Statement also may be inspected but not copied at the Commission's Atlanta, Georgia office. Further, Copies can be obtained at prescribed rates from the Washington, D.C. office. Exchange Act reports may be inspected and copied at the Commission's Washington, D.C. office and Northeast and Midwest Regional Offices and may be obtained at prescribed rates from the Commission's Washington, D.C. office.

                            REPORTS TO NOTE HOLDERS

     The Corporation intends to distribute to the Note Holders annual reports containing financial statements that have been examined and reported on by an independent certified public accountant. The Corporation may furnish such other reports as the Board of Directors may deem necessary to inform the Note Holders of major developments concerning the Corporation.

                     SUITABILITY STANDARDS: WHO CAN INVEST?

     Notes will only be sold to a person who makes the required minimum purchase and represents in writing that he has either: (i) a minimum annual gross income of at least $30,000 and a net worth of $30,000 (exclusive of home, home furnishings and automobiles); or (ii) a net worth of $75,000 (exclusive of home, home furnishings and automobiles); or (iii) that he is purchasing in a fiduciary capacity for a person who (or for an entity which) meets such conditions. In the case of sales to fiduciary accounts, the suitability standards must be satisfied by the beneficiary; however, where the fiduciary is the donor of funds used for investment in the Corporation, the fiduciary and not the beneficiary must meet the standards set forth above. Certain states may impose higher suitability standards which an Investor must satisfy.

     Each Investor must also represent that he has the capacity of understanding the fundamental aspects of an investment in the Secured Notes, which capacity is evidenced by the nature of his employment experience, his educational level achieved, his access to advice from qualified persons, such as his attorney, accountant or tax or financial advisor; and/or prior experience with investments of a similar nature. Further, each Investor must represent that he has an understanding of the fundamental risks and possible financial hazards of the investment; that he understands the lack of liquidity of this investment; and that he understands that the investment will be directed and managed by the Corporation. Each Investor must also represent that he can reasonably benefit from an investment in the Notes in view of his overall investment objectives and portfolio structure and that he is able to bear the economic risk of the investment. All Participating Dealers will make reasonable inquiry to assure that there is compliance with these suitability standards, and the Corporation will not accept subscriptions from any person who does not represent in the Subscription Agreement that he meets such standards.

     No transfers will be permitted of less than the minimum permitted purchase, nor may an investor transfer, fractionalize or subdivide Notes so as to retain less than such minimum purchase.

     The reasons for establishing these standards include the relative lack of liquidity of Notes and certain risk factors associated with an investment in the Notes. See "Risk Factors."

     Prospective Note Holders should consider the following risk factors as well as those set forth under "Risk Factors":

1. SOURCES OF PAYMENT ON THE NOTES

     The sole sources of payment of interest on the Notes will be cash flow generated by the Contracts which are security for the Notes, capital contributions or loans of the shareholders, or operational borrowings obtained from third party lenders. The sole sources of repayment of principal and accrued interest on the Notes at the end of their term will be a refinancing of the Notes, a sale of the Contracts which are pledged as security for the Notes, proceeds from the repayment of the Contracts which are pledged as security for the Notes not used to acquire additional Contracts, or loans or capital contributions from the shareholders. Except for any future loans from First American Capital Trust, a Florida trust ("FACT") which is an affiliate of the Corporation to fund initial interest payments on the Notes (the "Initial Loan"), (see "Business -- First American Capital Trust -- Initial Loan"), shareholders and their affiliates are under no obligation to make capital contributions or loans to the Corporation. FACT is a wholly owned subsidiary of Wealth Management Incorporated of Nevada, a Nevada corporation, wholly owned by David A. Johnston. The Corporation has no commitment to obtain loans from third party lenders and there is no assurance such loans could be obtained. In addition, the Corporation reserves the right to sell additional notes or equity interests in a public offering or an offering exempt from registration under federal and state securities laws to provide additional financing for the Corporation. There is no assurance that any such offering would be undertaken or successful. If sufficient funds are not available from any of such sources, the repayment of all or part of the interest or principal on the Notes may be delayed or never be made. No Investor subscription proceeds will be used to make principal or interest payments on the Notes. See "Risk Factors" and "Secured Notes, Security Documents and Indenture of Trust."

     Holders of Notes are required under the Security Agreement to proceed against and liquidate all the Contracts and other collateral before looking to any other assets of the Corporation. See "Risk Factors."

     There is no sinking fund for payment of principal or interest on the Notes. See "Risk Factors."

2. NO MARKET

     No public or other market for the Notes exists and there can be no assurance that one may develop in the future. Accordingly, the Notes should be purchased only to be held to term, because Note Holders may not be able to liquidate or otherwise utilize their investment in the event of an emergency or for any other reason. See "Risk Factors."

                               TABLE OF CONTENTS

                                                                                       PAGE
                                                                                      ------
I. PROSPECTUS
Additional Information..............................................................      3
Reports to Note Holders.............................................................      3
Suitability Standards: Who Can Invest...............................................      3
Summary of the Offering.............................................................      6
The Corporation.....................................................................      7
Risk Factors........................................................................      7
Sources and Uses of Proceeds........................................................     20
Business............................................................................     21
FACT................................................................................     25
Management..........................................................................     35
Security Ownership of Certain Beneficial Owners and Management......................     36
Plan of Operations..................................................................     36
Description of Securities...........................................................     37
Underwriting........................................................................     41
Transferability of Notes............................................................     41
Plan of Distribution................................................................     41
Sales Materials.....................................................................     42
Legal Matters.......................................................................     42
Legal Proceedings...................................................................     42
Experts.............................................................................     42
Financial Statements................................................................    F-1

                            SUMMARY OF THE OFFERING

     The following summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Prospectus.

THE CORPORATION

     The Corporation was formed under the laws of the State of Florida on August 15, 1996, with its principal place of business at Two Prestige Place, 2650 McCormick Drive, Suite 185, Clearwater, Florida 34619, Telephone (813) 791-6510.

THE NOTES AND THE OFFERING

     The Corporation is offering subscriptions for a maximum of 9,900 Secured Notes (the "Notes") in the principal amount of $1,000 each. The Notes will bear simple interest at the rate of 10.5% per annum, interest payable only quarterly, with all principal and accrued interest, if any, due 24 months from the date of this Prospectus. Interest is calculated on the basis of a 365-day year (the "Calculation Basis") but is paid in 4 equal quarterly installments, regardless of the number of days in each quarter (the "Payment Basis"), with any difference between interest determined on the Calculation Basis and the Payment Basis paid in the final installment due under the Notes. Interest shall be due on the first day of the quarter, in arrears, with a 30-day grace period prior to the Notes being in default. The Notes will be secured by a first lien on a group of Contracts acquired with the proceeds of the offering or funds obtained from the repayment of such Contracts ("Replacement Contracts") or any Replacement Contracts. The Notes are prepayable in whole or in part at any time without premium or penalty.

     The minimum purchase is 2 Notes. There is no minimum offering.

     The price and amount of Notes offered by the Corporation has been established arbitrarily and bears no relationship to its asset value, book value, net worth or any other established criteria of value. A NOTE HOLDER WILL NOT ACQUIRE OR OBTAIN ANY BENEFITS WHICH MIGHT ACCRUE THROUGH AN EQUITY INTEREST IN THE CORPORATION BY A PURCHASE OF NOTES.

BUSINESS

     The Corporation purchases retail motor vehicle installment sale contracts (the "Contracts") originated in connection with the financing of new and used automobiles and light-duty trucks (the "Vehicles"), including all rights to receive payments thereunder and security interests in the Vehicles, and collects the principal and interest due on such Contracts. The Corporation's day-to-day affairs including, but not limited to, evaluating the Contracts, determining which Contracts are to be purchased, effecting Contract purchases, delivering Contracts to the Custodian, collecting and turning over to the Corporation for direct deposit into the Corporation's bank account the payments on the Contracts, securing releases of liens on the Vehicles, preparing checks of the Corporation for interest and principal payment on the Notes and mailing such checks to Note Holders, preparing checks of the Corporation for payment of other obligations, including FACT under the Agency Agreement and pursuing remedies for Contract breaches, will be administered entirely through and decisions with respect thereto will be made exclusively by the Corporation, with assistance from FACT and Park Finance of Broward, Inc. pursuant to consulting arrangements. See "Business."

RISK FACTORS

     An investment in the Notes involves various risks. See "Risk Factors."

                         SELECTED FINANCIAL INFORMATION

                                                                      SEPTEMBER 6, 1996
                                                                      -----------------
          Assets....................................................       $25,600
          Liabilities...............................................          (600)
          Stockholders Equity.......................................       $25,000

     As of September 6, 1996, the Corporation had not engaged in any activities and had no revenues. The Corporation has not paid any cash dividends on its common shares.

                                THE CORPORATION

     The Corporation was formed under the laws of the State of Florida on August 15, 1996, with its principal place of business at Two Prestige Place, 2650 McCormick Drive, Suite 185, Clearwater, Florida 34619, telephone (813) 791-6510.

     The Corporation purchases retail motor vehicle installment sale contracts (the "Contracts") originated in connection with the financing of new and used automobiles and light-duty trucks (the "Vehicles"), including all rights to receive payments thereunder and security interests in the Vehicles, and collects the principal and interest due on such Contracts. The Corporation's day-to-day affairs including, but not limited to, evaluating the Contracts, determining which Contracts are to be purchased, effecting Contract purchases, delivering Contracts to the Custodian, collecting and turning over to the Corporation for direct deposit into the Corporation's bank account the payments on the Contracts, securing releases of liens on the Vehicles, preparing checks of the Corporation for interest and principal payment on the Notes and mailing such checks to Note Holders, preparing checks of the Corporation for payment of other obligations, including FACT under the Agency Agreement and pursuing remedies for Contract breaches, will be administered entirely through and decisions with respect thereto will be made exclusively by the Corporation with assistance from FACT and Park Finance of Broward, Inc. pursuant to a consulting arrangement. No funds of the Corporation are deposited or kept in any commingled account with funds of FACT, or any other person or entity. See "Business."

                                  RISK FACTORS

     A purchase of the Notes issued by the Corporation involves various risk factors, including, but not limited to, those set forth below. Prospective Investors should consider these risk factors before making a decision to purchase the Notes.

1. SPECIFIC RISKS APPLICABLE TO AN INVESTMENT IN THE NOTES

  a. Sources of Payment on the Notes

     The sole sources of payment of interest on the Notes will be cash flow generated by the Contracts which are security for the Notes, capital contributions or loans of the shareholders, or operational borrowings obtained from third party lenders. The sole sources of repayment of principal and accrued interest on the Notes at the end of their term will be a refinancing of the Notes, a sale of the Contracts which are pledged as security for the Notes, proceeds from the repayment of the Contracts which are pledged as security for the Notes not used to acquire additional Contracts, or loans or capital contributions from the shareholders. The Corporation reserves the right to sell additional notes or equity interests in a public offering or an offering exempt from registration under federal and state securities laws to provide additional financing for the Corporation. There is no assurance that any such offering would be undertaken or successful. If sufficient funds are not available from any of such sources, the repayment of all or part of the interest or principal on the Notes may be delayed or never be made. No Investor subscription proceeds will be used to make principal or interest payments on the Notes. See "Secured Notes, Security Documents and Indenture of Trust."

     There is no sinking fund for the payment of principal and interest on the Notes.

     The Corporation will make distributions to its shareholders annually in an amount equal to each shareholder's tax liability associated with the Corporation's profit as reported for federal income tax purposes. The amount of this distribution cannot be estimated at this time and will depend upon the applicable individual income tax rate and the Corporation's reported taxable income each year. This distribution will reduce the amount of funds available to make payments on the Notes. No distributions to shareholders may be made if cash flow is insufficient to make full payments with respect to the Notes. These distributions of earnings to shareholders will reduce the amount of future Contracts that may be acquired and will reduce cash reserves available for future payments with respect to the Notes in the event that future cash flow from the Contracts is insufficient to make Note payments.

     Holders of Notes are required under the Security Agreement to proceed against and liquidate all the Contracts and other collateral before looking to any other assets of the Corporation.

  b. Certain Legal Aspects of the Contracts

     There are two primary sources of collateral for the Notes, the Vehicles and the Contracts. Although the Note Holders have been granted a security interest in the Vehicles and the Contracts as security for the Notes, if such security interest were not perfected, the Note Holders would not have a priority claim on the Collateral and would, in effect, be treated as any unsecured creditor of the Corporation. Upon the Event of Default under the Notes, if the Note Holders did not have a priority claim on the Collateral through perfection of their security interest, their ability to sell the Collateral and use the proceeds to repay the Notes would be adversely affected as other creditors would have an equal claim to the Collateral, and Note Holders could suffer a partial or total loss of principal and unpaid interest on the Notes.

     The Note Holders' security interest in the Vehicles and in the Contracts is perfected in different ways under Florida law. The security interest in the Vehicles is perfected through notation of a lien on the Vehicle Title. The manner in which this is accomplished is discussed in "Transfer and Perfection of Security Interest in the Vehicles," and "Notation of Lien on Certificates of Title, Grants of Security Interests; Assignments," below. The Note Holders' security interest in the Contracts is perfected through possession. The manner in which this is accomplished is discussed in "Perfection of Security Interest in the Contracts; Delivery and Storage of the Collateral," below.

     (i) Transfer and Perfection of Security Interests in the Vehicles. All of the Contracts securing the Notes will be purchased from automobile dealers (the "Sellers") pursuant to a Dealer Agreement (the "Agreement"). Each Contract is secured by a security interest in an automobile or light duty truck. The transfer and perfection of security interests in the Vehicles and enforcement of rights to realize upon the value of the Vehicles as collateral for the Contracts are subject to a number of Federal and state laws, including the Uniform Commercial Code as in effect in the various states. In proceedings under the Federal Bankruptcy Code, for example, a court may prevent the secured party from repossessing a motor vehicle and may reduce the amount of secured indebtedness or change the amount or timing of monthly payments or the interest rate applicable to the indebtedness. In addition, numerous Federal and state consumer protection laws impose requirements on lenders and sellers under retail installment sale agreements such as the Contracts and the failure by the lender or seller of goods to comply with such requirements could give rise to liabilities of assignees for amounts due under such agreements and claims by such assignees may be subject to set off as a result of such lender's or seller's noncompliance. These laws would apply to the Corporation as assignee of the Contracts. The Seller will warrant that each Contract in all material respects complies with requirements of law, will have the Corporation's lien noted on the Certificate of Title and/or Vehicle Registration and Motor Use Sales Report and will make certain warranties relating to the validity, subsistence and priority of the security interest in each Vehicle securing a Contract. A breach of any such warranty that materially adversely affects any Contract would create an obligation of the Seller to repurchase such Contract unless such breach is cured.

     Under the laws of most states, the perfected security interest in a Vehicle would continue for four months after a Vehicle is moved to a state other than the state in which it is initially registered and thereafter until the Vehicle owner re-registers the Vehicle in the new state. A majority of states generally require surrender of a certificate of title to re-register a Vehicle; accordingly, a secured party must surrender possession if it holds the certificate of title to the Vehicle, or, in the case of Vehicles registered in states providing for the notation of a lien on the certificate of title but not possession by the secured party, the secured party would receive notice of surrender if the security interest is noted on the certificate of title. Thus, the secured party would have the opportunity to re-perfect its security interest in the Vehicles in the state of relocation. In states that do not require surrender of a certificate of title for registration of a motor Vehicle, re-registration could defeat perfection. The Corporation will take steps to effect re-perfection upon receipt of notice of re-registration or information from the obligor as to relocation. Similarly, when an obligor sells a Vehicle, the Corporation must surrender possession of the certificate of title or will receive a notice as a result of its lien noted thereon and accordingly will have an opportunity to require satisfaction of the related Contract before release of the lien.

See "Custodian Agreement," Exhibit " ," which describes such situations in which a Vehicle Title will be released to the Corporation.

     Under the laws of most states, assuming possession of a Vehicle, liens for storage and repairs performed on a motor Vehicle and liens for unpaid taxes take priority over a perfected security interest in a financed Vehicle. Assuming possession of a Vehicle, the Internal Revenue Code of 1986 also grants priority to certain federal tax liens over the lien of a secured party. The Seller will represent that, as of the date of sale of the Contracts, each security interest in a Vehicle is or will be prior to all other present liens (other than tax liens and liens that arise by operation of law) upon and security interests in such Vehicle. However, liens for repairs or taxes could arise at any time during the term of a Contract. No notice will be given to the Corporation or any assignee thereof in the event such a lien arises.

     (ii) Notation of Lien on Certificates of Title; Grant of Security Interests; Assignments. Pursuant to the Agreement, the Seller will assign its security interest in the Vehicles securing the Contracts to the Company, the stock of which is owned 100% by FACT, which is wholly owned by Wealth Management Incorporated of Nevada, a Nevada corporation, wholly owned by David A. Johnston.

     The Corporation will not have obtained a Certificate of Title listing the Corporation as lienholder at the time it acquires a Contract. However, prior to the Corporation acquiring a Contract, the Seller will apply for a certificate of title identifying the Corporation as the secured party on the certificate of title relating to the Vehicles and will furnish to the Corporation a copy of the State of Florida Application for Certification of Title and/or Vehicle Registration and Motor Use Sales Tax Report (the "Title Application") issued by an authorized automobile tag agency as evidence thereof. The Title Application constitutes a temporary vehicle registration. No automobile tag can be issued to the purchaser of a Vehicle which is the subject of a Contract without obtaining the Title Application. In certain cases in which there is an administrative difficulty in acquiring a Title Application, the Corporation will accept a letter from the Seller agreeing to furnish the Corporation with a Title Application, no later than 20 days after the Corporation acquires the Contract. Such a situation could arise, for example, if the title to a Vehicle being purchased was acquired by a Seller in a state other than Florida, and there are administrative delays in bank clearing of payoff checks which would provide for release of the title to the Seller. The Corporation anticipates entering into such agreements with a limited number of Sellers. Also, the Corporation limits such transactions to Sellers operating under franchises with major automobile manufacturers. However, the Corporation has not established any limits on the dollar amount or number of Contracts which may be purchased pursuant to this arrangement. If a Seller fails to furnish such Title Application, the Corporation may have no security interest in the Vehicle underlying the Contract because the Corporation's lien would not be noted on the certificate of title relating to the Vehicle. If there are any Vehicles as to which the Corporation fails to obtain a perfected security interest because of the failure of a Seller to comply with the foregoing, the security interest would be subordinate to, among others, subsequent purchasers of the Vehicles and holders of perfected security interests. Such a failure, however, would constitute a breach of the Seller's warranties under the Agreement and would create an obligation of the Seller to repurchase the related Contract unless the breach is cured.

     Because of the administrative burden and expense, no Title Application or Certificate of Title will be amended to identify the Note Holders, as the assignee of the Corporation as secured party, on the Certificates of Title relating to the Vehicles. The Corporation has granted to the Note Holders a security interest in the Vehicles. The Corporation will deliver to the Custodian the Assignment of Lien on the Vehicle to the Trustee on behalf of the Note Holders, duly endorsed in recordable form (the "Corporation Assignment"). The foregoing grants of security interest and the Corporation Assignment constitute an effective conveyance of a security interest without amendment of any lien noted on a Vehicle's certificate of title, and the assignee succeeds thereby to the assignor's rights as secured party. In the Event of Default under the Notes, the Custodian will deliver the Corporation Assignments to the Trustee, and the Trustee can record the Assignments and thereby have the Vehicle Titles amended to reflect on their face the Note Holder's lien. In the absence of fraud or forgery by the Corporation or the Vehicle owner or administrative error by state or local recording agencies, the notation of the lien in the name of the Corporation as agent on the certificate of title will be sufficient to protect the Note Holders against the rights of subsequent purchasers of a Vehicle, subsequent lenders who take a security interest in a Vehicle securing a Contract, or creditors of the

Corporation. Subject to the limitations set forth above, the notation of the Corporation as lien holder, the grant of security interests and the delivery to the Custodian of the Corporation Assignments, will be sufficient to protect the Corporation and the Note Holders.

     Although FACT and the Corporation has obtained a fidelity bond in the aggregate amount of $250,000 covering acts of employee dishonesty for themselves and all employees of the Corporation and FACT, the Corporation and FACT have not granted the Note Holders a security interest in the proceeds of such bond. There is no assurance that in the case of employee dishonesty heading to a loss of the Corporation that funds from this bond would be available to Note Holders, because: the insurer may be financially unable to make any payment on the bond, material limitations on the liability of the insurer through limiting definitions in the bond or other similar payment exclusions will limit payments on the bond, or prior claims of Note Holders or other creditors will not exhaust funds available under the bond.

     (iii) Perfection of Security Interest in the Contracts; Delivery and Storage of the Collateral. Under the laws of the State of Florida, the Note Holders' security interest in the Contracts is perfected through possession. For administrative reasons, due to the large number of Note Holders, possession will be maintained by the Custodian on their behalf. See "Custodian Agreement, Exhibit " ." Until the Contracts are in the possession of the Custodian, the Note Holders' security interest therein is not perfected. The Corporation will deliver to the Custodian the originals of the Contracts purchased by the Corporation within 72 hours following their purchase. This delay in delivery creates the risk that the Security Interest of the Note Holders in a Contract may be lost if, in violation of the terms of the Security Agreement, the Custodian Agreement and the Indenture of Trust, the original Contract is transferred by the Corporation or its Agents to a bona fide purchaser for value without knowledge of the Security Interest. The Corporation believes that such risk will be minimized by the public filings intended to give notice of the Security Interest in the Corporation's Contracts because such filing may create notice which would mitigate against the claim of being a bona fide purchaser without notice.

     The Custodian will keep the Collateral in a segregated locked file cabinet
marked "File Cabinet No.    -- FACT OF WEST FLORIDA, INC." (the "Cabinet"). To
protect further the Note Holders, the Corporation has granted the Note Holders a security interest in and to all contents of the Cabinet. Thus, in the Event of Default under the Notes, all contents of the Cabinet, including all Vehicle Titles with the aforementioned assignments and all Contracts with the aforementioned assignments will be delivered by the Custodian to the Trustee on behalf of the Note Holders.

     (iv) Financial Standards for Sellers of the Contracts. The Corporation has not established any minimum financial standards for Sellers of the Contracts. Thus, there is a risk that a Seller may not be financially able to repurchase Contracts in the event of a breach of an Agreement concerning acquisition of Contracts, including failure to list the Corporation as lienholder on a Title Application or Certificate of Title.

     (v) Financial Standards for Borrowers under the Contracts. The Corporation considers a number of criteria and factors in assessing the creditworthiness of borrowers under the Contracts. However, such decision is ultimately made on a subjective basis, which may increase the likelihood of default by the purchaser of a Vehicle under a Contract.

     (vi) Repossession; Notice of Sale; Redemption Rights. In the event of default by Vehicle purchasers, the holder of the retail installment sale contract has all the remedies of a secured party under the Uniform Commercial Code, except where specifically limited by other state laws, including the right to repossession through self-help. The Uniform Commercial Code and other state laws place restrictions on repossession sales, including requirements that the secured party provide the debtor with reasonable notice of the date, time and place of any public sale and/or the date after which any private sale of the collateral may be held. The debtor has the right to redeem the collateral prior to actual sale by paying the secured party the delinquent principal balance of the obligation plus reasonable expenses for repossessing, holding, and preparing the collateral for disposition and arranging for its sale, plus, in some jurisdictions, reasonable attorneys' fees, or by payment of the unpaid balance.

     In several cases, consumers have asserted that the self-help remedies of secured parties under the Uniform Commercial Code and related laws violate the due process protections provided under the 14th Amendment to the Constitution of the United States. Courts have generally upheld the notice provisions of the Uniform Commercial Code and related laws as reasonable or have found that the repossession and resale by the creditor does not involve sufficient state action to afford constitutional protection to consumers.

     (vii) Deficiency Judgments and Excess Proceeds. The proceeds of resale of the Vehicles generally will be applied first to the expenses of resale and possession and then to the satisfaction of the indebtedness. Although some states impose prohibitions or limitations on deficiency judgments if the net proceeds from resale do not cover the full amount of the indebtedness, a deficiency judgment can be sought in those states that do not prohibit or limit such judgments. However, the deficiency judgment would be a personal judgment against the obligor for the short fall, and a defaulting obligor can be expected to have very little capital or sources of income available following repossession. Therefore, in many cases, it may not be useful to seek a deficiency judgment or, if one is obtained, it may be settled at a significant discount.

     Occasionally, after resale of a Vehicle and payment of all expenses and indebtedness, there is a surplus of funds. In these cases, the Uniform Commercial Code requires the lender to remit the surplus to any holder of a lien with respect to the Vehicle or, if no such lien holder exists or there are remaining funds, the Uniform Commercial Code requires the lender to remit the surplus to the former owner of the Vehicle.

     (viii) Consumer Protection Laws. Numerous Federal and state consumer laws and related regulations impose substantial requirements upon lenders and services involved in consumer finance. These laws include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations "B" and "Z," the Texas Consumer Credit Code, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code (the "UCCC"), and state sales finance and other similar laws. Also, state laws impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under Federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases, this liability could affect an assignee's ability to enforce consumer finance contracts such as the Contracts and in some cases could result in additional liability on the part of the Contract holder.

     The so-called "Holder-in-Due-Course" Rule of the Federal Trade Commission (the "FTC Rule"), the provisions of which are generally duplicated by the UCC, other state statutes or the common law, has the effect of subjecting a seller (and certain related lenders and their assignees) in a consumer credit transaction and any assignee of the Seller to all claims and defenses which the debtor in the transaction could assert against the seller of the goods. Liability under the FTC Rule is limited to the amounts paid by a debtor under the contract, and the possible forfeiture of any balance remaining due thereunder from the debtor.

     Most of the Contracts will be subject to the requirements of the FTC Rule. Accordingly, the Corporation, as holder of the Contracts, will be subject to any claims or defenses that the purchaser of the related financed Vehicle may assert against the seller of the Vehicle. Such claims are limited to a maximum liability equal to the amounts paid by the obligor on the Contract.

     The Seller will warrant under the Agreement that each Contract complies with all requirements of law in all material respects. Accordingly, if an obligor has a claim against the Corporation for violation of any law and such claim materially and adversely affects the Corporation's interest in a Contract, such violation would constitute a breach of warranty under the Agreement and would create an obligation of the Seller to repurchase the Contract unless the breach is cured.

     (ix) Other Limitations. In addition to laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including Federal bankruptcy laws and related state laws, may interfere with or affect the ability of a secured party to realize upon collateral and/or to enforce a deficiency judgment. For example, in a Chapter 13 proceeding under the Federal Bankruptcy Code, a court may prevent a lender from repossessing a motor vehicle and, as part of the rehabilitation plan, reduce the amount of the secured indebtedness to the market value of the Vehicle at the time of bankruptcy, leaving the lender as a general unsecured creditor for the remainder of the indebtedness. A bankruptcy court may also reduce the monthly payments due under a contract or change the rate of interest and time of repayment of the indebtedness.

     c. Payments on the Contracts; Value of Collateral. The Corporation may be subject to delays in payments or losses on the Contract and, if other assets of the Corporation are insufficient to meet the Corporation's obligations on the Notes, the Note Holders may be subject to delays in payments or losses on the Notes, as a result of defaults or delinquencies by obligors on the Contracts.

     There is no assurance that the market value of the Contracts, the Vehicles if repossessed and other collateral pledged to secure the Notes will at any time be equal to or greater than the aggregate principal amount of the Notes then outstanding, plus accrued interest thereon. In the event that the Corporation must rely on repossession and resale of Vehicles securing Contracts that are in default to recover principal and interest due thereon, the risk factors described above may limit the ability of the Corporation to realize value upon repossession of the Vehicle, to obtain a deficiency judgment or to realize the full amount due on the Contract. For example, if the IRS has a lien on and custody of a Vehicle, the Vehicle cannot be repossessed. Thus, the Corporation's only remedy would be to sue the Vehicle owner. If an auto mechanic has a mechanicman's lien on and custody of the Vehicle, the proceeds of any sale of a Vehicle upon repossession must first be paid to the mechanic, with the Corporation realizing only the excess sale proceeds, if any. If a Vehicle owner declares bankruptcy, any deficiency judgment against such owner would be discharged. If the Note Holders' security interest in a Contract were not perfected or were defeated; for example, by a failure to deliver the Contracts to the Custodian, payments due under the Contracts would not be available to meet interest or principal obligations under the Notes. Therefore, upon an Event of Default with respect to such Notes, the proceeds of any sale of such Contracts, Vehicles and the other Collateral may be insufficient to pay in full the principal of and interest on such Notes.

  d. No Rating of the Notes

     The Notes will not be rated by any rating agency.

  e. Non-Self-Amortizing Loans

     The Notes do not provide for the amortization of any of the principal amount prior to maturity. Such Notes involve greater risks than loans in which the principal amount is amortized over the term of the loan because the ability of the Corporation to repay at maturity the outstanding principal amount of such loans is dependent upon the Corporation's ability to operate at a profit, including collecting all principal and interest due on the Contracts.

  f. Limitations on Enforceability

     The enforceability of the Notes is subject to laws relating to bankruptcy, insolvency and other laws affecting the enforceability of creditors' rights generally. There is no assurance that any of these laws will not operate to impair the enforceability of the Notes.

  g. Prepayment of Notes

     The Corporation may prepay the Notes in whole or in part at any time without penalty.

  h. Loss on Notes

     If a Note Holder suffers a loss on his Notes, it may be treated as a capital rather than an ordinary loss, which may affect the manner in which such loss may be utilized for tax purposes.

  i. No Interest in the Corporation

     A NOTE HOLDER WILL NOT ACQUIRE OR OBTAIN ANY BENEFITS WHICH MIGHT ACCRUE THROUGH AN EQUITY INTEREST IN THE CORPORATION BY A PURCHASE OF NOTES.

2. COMPETITION FOR ACQUISITION OF CONTRACTS

     The automobile finance business is very fragmented and highly competitive. The Corporation believes that there are numerous competitors providing, or capable of providing, financing through dealers to purchasers of automobiles. Because the Corporation purchases Contracts from dealers that provide financing to borrowers who do not qualify for traditional financing, the Corporation does not believe that it competes with most commercial banks, savings and loans, credit unions, financing arms of automobile manufacturers and other consumer lenders that apply more traditional lending criteria to the credit approval process. Historically, these traditional sources of used automobile financing (some of which are larger, have significantly greater financial resources and have relationships with captive dealer networks) have not consistently served the Corporation's market segment. If such a competitor were to enter the Corporation's market segment, the Corporation could be materially adversely affected. The sub-prime market is highly fragmented and is served by many non-traditional consumer finance sources. During the past few years, numerous finance companies operating in the sub-prime market have completed public offerings of securities to enable them to finance expansion. To the extent that these and other companies expand their activities in the market served by the Corporation, the competition for dealer relationships and suitable Contracts in that market will intensify and could have an adverse effect on the Corporation.

3. INDUSTRY TRENDS

     Over the past several years, lenders in the sub-prime market have experienced increased rates of delinquency, default and credit losses. Management believes this is due in part to the maturation of the young sub-prime lending industry, the current weakening trend of the consumer credit market, attempts by lenders to determine the correct balance between risk and reward, and the effect of additional competition on the marketplace. If this trend continues, the Corporation may experience increased credit losses. See "Management's Discussion and Analysis of Financial Conditions and Results of Operation".

4. CHANGES IN CONTRACT ACQUISITION CRITERIA

     Due primarily to increased competition in the industry and other industry trends described above, the Corporation may review and change its criteria by which it selects Contracts for acquisition. For example, Contracts with higher amounts financed, in most cases in excess of the wholesale value of the underlying Vehicle, are currently being acquired. In addition, the Corporation is paying to the Dealers a higher percentage of the amount financed under the Contracts. To the extent there are future similar refinements in Contract acquisition criteria, the Corporation may acquire Contracts with a greater risk of loss than those currently in its portfolio. See "Business -- Policies on Contract Acquisition". The Corporation will continue to review its lending criteria and reserves the right to change such criteria as it deems appropriate.

5. PRIOR CONDITION AND PERFORMANCE NO INDICATION OF FUTURE RESULTS

     Certain additional information is presented herein concerning the financial condition and performance of FACT. An investor in this offering is not making an investment in FACT. There is no assurance that the financial condition and performance of the Corporation will be consistent with prior or future financial condition or performance of FACT. Further, there is no assurance that future financial condition or performance of the Corporation will be similar to that experienced in the past. No Investor should acquire Notes based on any contrary assumption.

6. REGULATION

     The Corporation's business is subject to regulation and licensing under various federal, state and local statutes, regulations and ordinances. The Corporation anticipates conducting business with Dealers located in Florida, Georgia and Alabama, and, accordingly, the laws and regulations of such states govern the Corporation's operations. Most states where the Corporation intends to operate: (i) limit the interest rate and other charges that may be imposed by, or prescribe certain other terms of, the Contracts that the Corporation purchases; (ii) regulate the sale and type of Insurance Products offered by the Corporation and the insurers for which it acts as agent; (iii) regulate, and in certain cases prohibit, the sale of Gap Protection and (iv) define the Corporation's rights to repossess and sell collateral. In addition, the Corporation is required to be licensed to conduct its finance operations in two of the three states in which the Corporation currently purchases Contracts. As the Corporation expands its operations into other states, it will be required to comply with the laws of such states. The Corporation's agreements with Dealers will provide that the Dealer shall indemnify the Corporation with respect to any loss or expense the Corporation incurs as a result of violations by the Dealer of any federal, state or local consumer credit and insurance laws, regulations or ordinances.

     The Corporation is subject to numerous federal laws, including the Truth in Lending Act, the Equal Credit Opportunity Act and the Fair Credit Reporting Act and the rules and regulations promulgated thereunder, and certain rules of the Federal Trade Commission. These laws require the Corporation to provide certain disclosures to Applicants, prohibit misleading advertising and protect against discriminatory financing or unfair credit practices. The Truth in Lending Act and regulation Z promulgated thereunder require disclosure of, among other things, the terms of repayment, the final maturity, the amount financed, the total finance charge and the annual percentage rate charged on each retail installment contract. The Equal Credit Opportunity Act prohibits creditors from discriminating against loan applicants (including retail installment contract obligors) on the basis of race, color, sex, age or marital status. Under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the objection. The Fair Credit Reporting Act requires the Corporation to provide certain information to consumers whose credit applications are not approved on the basis of a report obtained from a consumer reporting agency. The rules of the Federal Trade Commission limit the types of property a creditor may accept as collateral to secure a consumer loan and its holder in due course rules provide for the preservation of the consumer's claim and defenses when a consumer obligation is assigned to a subject holder. With respect to used vehicles specifically, the Federal Trade Commission's Rule on Sale of Used Vehicles requires that all sellers of used vehicle prepare, complete and display a Buyer's Guide which explains any applicable warranty coverage for such vehicles. The Credit Practices Rule of the Federal Trade Commission imposes additional restrictions on loan provisions and credit practices.

     Several states and the federal government have enacted "lemon laws" and similar statutes containing protections for purchasers of automobiles. The application of these statutes may give rise to a claim or defense by an obligor against a dealer from or through whom such obligor purchased such automobile. These statutes apply to Contracts purchased by the Corporation as well as to Contracts originated by the Corporation in connection with the sale of used automobiles. The Corporation may be required to cancel Contracts with an obligor who successfully asserts such a claim or defense, and while the Corporation would have a claim against the Dealer if the subject Contract had been purchased by the Corporation, there can be no assurance that the Corporation will be made whole in every case in which the obligor successfully asserts such rights. The number and amounts of Contracts with respect to which obligors have asserted such claims or defenses have been immaterial.

     The Uniform Commercial Code, which has been adopted in all states in which the Corporation will acquire Contracts, will govern the manner in which the Corporation can acquire and resell collateral which has been pledged as security for the Notes. The statutes may inhibit the Corporation's ability to acquire and sell at a profit any such collateral security.

7. NO MARKET; LIMITED TRANSFERABILITY OF NOTES

     No public or other market for the Notes exists and there can be no assurance that one may develop in the future. Because the Notes are subject to certain restrictions on their transfer and because there is a lack of a market for the Notes, Note Holders should purchase the Notes only as a long-term investment, as they may not be able to liquidate their investment in the Notes in the event of an emergency or for any other reason.

8. GENERAL RISKS

  a. Size of Corporation

     The Corporation will be funded with the proceeds from the sale of the Notes. In the event the Corporation sells less than the 9,900 Notes offered hereunder, there will be a smaller and less diversified portfolio of Contracts as Collateral, Note Holders will bear a higher proportional share of Organizational Costs per Note thereby reducing the net proceeds available for purchase of Contracts, and Note Holders may have an increased risk of loss. See "Sources and Uses of Proceeds."

  b. Control of the Corporation; Provisions Affecting Control

     David A. Johnston, the President of the Corporation, beneficially owns 100% of the shares of the Corporation and has effective control of the Corporation and is able, among other things, to elect the Board of Directors of the Corporation and direct the affairs of the Corporation. See "Description of other Securities."

  c. Concentration

     Depending on the amount of Net Proceeds actually raised, the Corporation may only be able to acquire a limited number of Contracts. Any resulting lack of diversity in the type or number of Contracts acquired by the Corporation may increase the risk of loss to the Corporation and the Note Holders.

  d. Investment of Proceeds

     The success of the Corporation, in large part, depends on its ability to keep its assets continuously invested in Contracts. The Corporation may be unable to keep the maximum anticipated percentage of its assets so invested, which may result in lower rates of return from the investment of its assets in other permitted investments.

  e. Reliance on and Experience of Management; No Voting Rights; Competition by the Corporation with Affiliated Corporations for Management Services

     The Corporation's day-to-day affairs including, but not limited to, evaluating the Contracts, determining which Contracts are to be purchased, effecting Contract purchases, collecting and turning over to the Corporation for direct deposit into the Corporation's bank account the payments on the Contracts, securing releases of liens on the Vehicles and pursuing remedies for Contract breaches and making payments due on the Notes to Note Holders from funds provided by the Corporation, will be administered entirely through and decisions with respect thereto will be made exclusively by the Corporation with assistance from FACT and Park Finance of Broward, Inc., pursuant to consulting arrangements. All employees of the Corporation are leased to the Corporation by FACT under the Consulting Agreement. The officers and directors of the Corporation are also officers and directors of the Affiliated Corporations, including FACT. The success of the Corporation will, to a large extent, depend on the quality of the services provided by FACT, its management and employees, particularly as it relates to evaluating the merits of proposed investments. Note Holders have no voting rights and no right or power to take part in the management of the Corporation or FACT. Accordingly, no person should purchase any of the Notes offered hereby unless he is willing to entrust all aspects of the management and control of the business of the Corporation to the Directors and the officers and to FACT, its officers, directors and employees. See "Management" and "Business -- First American Capital Trust -- Consulting Agreement."

     Management of the Corporation and management and employees of FACT will devote only so much of their time to the business of the Corporation as in their judgment is reasonably required. Management of the Corporation and management and employees of FACT will have conflicts of interest in allocating management time, services and functions between this Corporation and FACT. Management of the Corporation and management of FACT believe that they have sufficient staff personnel to be fully capable of discharging their responsibilities to all entities they have organized.

     All overhead costs, at actual cost without any profit return or similar additional cost, including those of FACT management and employees available to work on the business of the Corporation, are recorded at the FACT level and allocated to the Corporation based on the following:

          1. Personnel Involved in Securities Offerings. Salaries and other overhead costs and travel costs and expenses of marketing representatives engaged in the business of securing agreements with Participating Dealers will be allocated monthly among the Corporation and the Affiliated Corporations based upon the amount of offering proceeds received by each during such month. None of these costs and expenses will be paid from the proceeds of this offering, but rather will be paid from cash flow generated from the operations of the business of the Corporation. The Corporation anticipates that the amount paid will approximate $6,000 per month during the offering period and will cease thereafter.

          2. Administrative Costs. Administrative costs primarily consist of management and employee salary and benefits, equipment, rent and utilities at the FACT home office in Clearwater, Florida. These administrative costs, which are primarily associated with servicing of Contracts, will be allocated monthly pro rata based upon the total number of Contracts of the Corporation and the number of Contracts outstanding for the Corporation. The Corporation anticipates that the amount paid will approximate $10-$15 per month per outstanding Contract. The Corporation anticipates that there will be approximately 1,150 outstanding Contracts assuming the sale of all Notes offered hereunder.

          3. Loan Origination Costs. Loan origination costs primarily consist of management and employee salary and benefits, rent, utilities and credit investigation at the FACT office. Loan origination costs will be allocated monthly pro rata based upon the total number of Contracts acquired by the Corporation each month and the number of Contracts acquired by the Corporation. The Corporation anticipates that the amount paid will approximate $100-$175 per Contract acquired. The Corporation anticipates acquiring approximately 1,150 Contracts per month during the initial investment of proceeds and 45-60 Contracts per month thereafter.

     The negotiation of the terms of this cost sharing arrangement involved conflicts of interest and was determined without arms'-length bargaining between unrelated parties. Offering expenses such as legal, accounting and printing and other similar expenses as set forth in "Use of Proceeds" will not be allocated or otherwise paid except from the proceeds of sale of Notes. See "Use of Proceeds."

     As of the date of this Prospectus, there were 12 employees of FACT available to work on the business of the Corporation, three of whom are management and nine of whom are administration. The loss of the services of these individuals could materially adversely affect the business of the Corporation. FACT has employment agreements with all employees, which contracts can be terminated upon 30 days prior notice.

  f. Unidentified Investments

     The uncertainly and risk of an investment in the Notes is increased to the extent that investors are unable to evaluate for themselves the economic merit of Contracts. Although the Corporation with assistance from FACT and Park Finance of Broward, Inc. ("Park Finance") is currently seeking suitable Contracts, no agreement or understanding has been reached for any specific Contracts. Investors must depend solely upon the ability of management of FACT with respect to the selection of Contracts. See "Management" for a description of the experience of management of FACT. There can be no assurance that the Corporation will be successful in using all of the proceeds of the offering to acquire Contracts. The inability of the Corporation to find suitable Contracts to acquire with the proceeds of this offering may result in delays in investment of such proceeds and in the receipt by investors of a return, if any, from such investments.

  g. Fixed Expenses

     Operating Expenses of the Corporation, including certain compensation which may be paid to management and the Agent, must be met regardless of the Corporation's profitability. See "Business" and "Management." Accordingly, it is possible that the Corporation may be required to borrow funds or liquidate a portion of its investments in order to pay its expenses or to make the required payments to Note Holders. There can be no assurance that such funds will be available to the extent, and at the time, required by the Corporation.

  h. Investment Company Act of 1940

     The Directors intend to conduct the operations of the Corporation so that it will not be subject to regulation under the Investment Company Act of 1940. Among other things, they will attempt to monitor the proportion of the Corporation's portfolio which is placed in various investments so that the Corporation does not come within the definition of an investment company under such Act. As a result, the Corporation may have to forego certain investments which would produce a more favorable return to the Corporation.

9. SECURITIES LAW LIABILITIES

     Management of the Corporation and its affiliates have in the past and may in the future organize offerings of similar investment programs. Such programs were not and may not be registered or qualified under federal or state securities laws. There is no assurance that Management and its affiliates may not incur liabilities in the future or as a result of such activities, in which event they may not be able to carry out the management functions assumed with respect to the Corporation, and the capital of the Corporation might also be adversely affected.

10. RELIANCE ON FACT AND PARK FINANCE

     The Corporation's day-to-day affairs will be administered entirely through and decisions with respect thereto will be made exclusively by management and employees leased from FACT pursuant to the consulting arrangement.

     The Corporation's ability to implement its strategy for continued growth depends on FACT's and Park Finance's ability to continue to expand the size and quality of the base of automobile dealers originating Contracts for purchase by the Corporation. Expansion of FACT's dealership base requires FACT to market its services aggressively, to provide financing programs that are attractive to dealers and to furnish ongoing service of a quality sufficient to maintain satisfactory dealer relationships. Unfavorable changes in the economic or competitive environment, or other occurrences resulting in the erosion of the present and prospective dealership base, could adversely affect the Corporation's operations and impair its ability to achieve continued expansion. See "Business."

     The Corporation's ability to sustain continued growth is also dependent on FACT's and Park Finance's capacity to evaluate, finance and administer increasing volumes of Contracts of suitable yield and credit quality. Accomplishing this on a cost-effective basis is largely a function of the ability to manage the credit evaluation process to assure adequate portfolio quality and to provide competent, attentive and efficient servicing. Because the Corporation operates solely in the sub-prime segment of the automobile finance market, serving borrowers who are particularly vulnerable to unemployment, adverse changes in the economy could adversely impact the creditworthiness of those borrowers, diminish the availability of suitable Contracts and impair FACT's ability to accumulate increasing volumes of Contracts without compromising credit quality.

     There is a Consulting Agreement between the Corporation and FACT and Park Finance, which Agreement may be terminated by either party without cause upon 15 days notice. See "Business." In the event such agreement were terminated, the Corporation would quickly have to find alternative management. There is no assurance that the Corporation could successfully timely locate such new management, which could adversely affect operations, which could adversely affect payments due on the Notes. The officers and directors of the Corporation are also officers and directors of FACT and Park Finance.

     As of the date of this Prospectus, there were 12 employees of FACT available to provide services to the Corporation under the Consulting Agreement (See, "Business -- First American Capital Trust of Florida, Inc.") three of whom are management and nine of whom are administration. The loss of the services of these individuals could materially adversely affect the business of the Corporation, which could reduce funds available to make payments on the Notes. FACT has employment agreements with all employees, which contracts can be terminated upon 30 days prior notice.

     The success of the Corporation will, to a large extent, depend on the quality of the services provided by FACT, its management and employees, particularly as it relates to evaluating the merits of proposed Contracts and performing loan servicing and servicing of other obligations. Note Holders have no voting rights and no right or power to take part in the management of the Corporation or FACT. Accordingly, no person should purchase any of the Shares of Preferred Stock offered hereby unless he is willing to entrust all aspects of the management and control of the business of the Corporation to FACT, its officers, directors and employees. See "Management."

11. PAYMENTS TO FACT

     All overhead costs, at actual cost without any profit return or similar additional cost, including those of FACT management and employees available to provide services to the Corporation under the Agency Agreement (See, "Business -- FACT OF WEST FLORIDA, INC"), are recorded at the FACT level and allocated to the Corporation and other Affiliated Corporations based on a cost sharing arrangement, the negotiation of which involved conflicts of interest and was determined without arms'-length bargaining between unrelated parties, which could reduce funds otherwise available to make payments on the Shares of Preferred Stock. Further, operating expenses of the Corporation, must be met regardless of the Corporation's profitability. For example, the Agency Agreement requires all payments described in this Prospectus to be paid, with no provision for reduction or elimination of such payments based upon the profitability of the Corporation. See "Business -- First American Capital Trust of Florida,
Inc. -- Agency Agreement." Accordingly, it is possible that the Corporation may be required to borrow funds or liquidate a portion of its investments in order to pay its expenses. There can be no assurance that such funds will be available to the extent, and at the time, required by the Corporation.

12. ECONOMIC FACTORS AFFECTING DELINQUENCIES

     Most of the automobile purchasers in the sub-prime market segment are hourly wage-earners with little or no personal savings. In most cases such purchasers' ability to remit payments as required by the terms of the Contracts is entirely dependent on their continued employment, and job losses will quickly result in defaults on their consumer debts. A prolonged economic recession resulting in widespread unemployment in this wage-earning sector could cause a significant rise in delinquencies and charge-offs, which would adversely affect the Corporation.

13. LIMITED DIVERSIFICATION OF BUSINESS

     The Corporation's business will not be diversified in that it will own only the Contracts. In the event of an economic recession in the area in which the makers of the Contracts are located, the Corporation's ability to realize income from its operations may be adversely affected, which may affect the Corporation's ability to make distributions to Note Holders.

14. NO OPERATING HISTORY; ANTICIPATED RESULTS OF CONTINUING OPERATION

     Although FACT has a significant operation history in a similar businesses, the Corporation has had no significant operations since inception. The success of the Corporation and its ability to make payments to the Note Holders is dependent upon the extent to which the Corporation is able to acquire and collect successfully on the Contracts. There is no assurance that the Corporation will be able to acquire and to collect on all or a majority of the Contracts, if any, to provide sufficient proceeds to make payments to Note Holders.

     The Corporation anticipates experiencing negative interest income and net operating losses in the initial stages of operation. These losses would primarily be the result of the delay between the time subscription proceeds are received from investors and the time the Corporation commences to receive interest payments under the Contracts acquired with such funds. Thus, in the initial stages of the Corporation's operation, interest accrued on the Notes will exceed revenues received as interest payments under the Contracts acquired. As the proceeds of the offering become fully invested, the Corporation anticipates receiving interest payments on the Contracts significantly in excess of interest which will accrue on the Notes.

15. DETERMINATION OF OFFERING PRICE OF NOTES

     The price and amount of Notes offered by the Corporation has been established arbitrarily and bears no relationship to its asset value, book value, net worth or any other established criteria of value or to the earning potential of the Corporation or the Notes.

16. COMPETITION BY THE CORPORATION WITH OTHER AFFILIATED CORPORATIONS

     Management may engage for its own account, or for the account of others, including other public or private entities, in other business ventures, and neither the Corporation nor the Note Holders shall be entitled to any interest therein. Management has in the past and may form in the future other entities, some of which may have the same investment objectives as the Corporation.

17. INCREASE IN TRUSTEE REIMBURSEMENT UPON THE OCCURRENCE OF AN EVENT OF DEFAULT

     The Indenture of Trust provides that, in addition to the fee of $     per
year to be paid to the Trustee, upon the occurrence of an Event of Default as defined in the Indenture of Trust or Security Documents, the Trustee will receive an additional fee of $ per hour for time incurred in rendering his duties as Trustee. If such an Event of Default occurs, there is no assurance that the Trustee will not be required to expend a significant amount of time in exercising his duties as Trustee, and the resulting compensation paid to the Trustee will reduce funds available to satisfy the Notes.

18. TRUST INDENTURE ACT OF 1939

     The Notes will be sold pursuant to an exemption from the indenture qualification provisions of the Trust Indenture Act of 1939. Accordingly, the Indenture of Trust may not contain all provisions that would be required if the Indenture were subject to the provisions of the Trust Indenture Act of 1939.

                          [THE BALANCE OF THIS PAGE IS
                           INTENTIONALLY LEFT BLANK]

                          SOURCES AND USES OF PROCEEDS

     The following table sets forth the estimated application by the Corporation of the anticipated proceeds of the sale of Notes.

                                                                                 MAXIMUM
                                                                          ----------------------
                                                                              (9,900 Notes)
                                                                            AMOUNT       PERCENT
                                                                          ----------     -------
USE OF PROCEEDS:
  Purchase of Contracts.................................................  $9,042,500       91.3%
  Sales Commissions and Concessions(1)..................................     495,000          5%
  Due Diligence Reimbursement and Non-Accountable Expense
     Allowance(2).......................................................     247,500        2.5%
  Organization and Offering Expenses(3).................................     115,000        1.2%
                                                                          ----------       ----
          TOTAL USE OF PROCEEDS.........................................  $9,900,000        100%
                                                                          ==========       ====

---------------

(1) The Corporation will pay the Participating Dealers a selling commission of up to 5.0% of the offering price ($50 per Note) for all Notes sold. See "Underwriting."
(2) This amount includes reimbursement for actual due diligence expenses which may be paid to the Participating Dealers in amount up to .5% per Note ($5 per Note) and payments which may be made to Participating Dealers by the Corporation as a Non-Accountable Expense Allowance not to exceed 2.0% of the offering price per Note ($20 per Note). See "Underwriting."
(3) This amount includes legal and other offering costs. Because these costs are essentially fixed regardless of the amount of Notes sold, to the extent less than the maximum Notes are sold, Note Holders will bear a higher proportional amount of these costs per Note, thereby reducing the net proceeds available for purchase of Contracts.

     The Corporation believes it will be able to satisfy its cash requirements for the foreseeable future if it does not expand its business by acquiring additional Contracts. If the Corporation desires to acquire additional Contracts beyond those which can be acquired with the proceeds of this offering, it will need to raise additional funds in the following twelve months. There is no assurance the Corporation will seek or secure additional funds to acquire additional Contracts. Management does not believe that Investors in this offering will be adversely affected if the Corporation is not able to expand its business by acquiring additional Contracts.

                                    BUSINESS

     The Corporation purchases retail motor vehicle installment sale contracts (the "Contracts") originated in connection with the financing of new and used automobiles and light-duty trucks (the "Vehicles"), including all rights to receive payments thereunder and security interests in the Vehicles, and collects the principal and interest due on such Contracts. The Corporation's day-to-day affairs including, but not limited to, evaluating the Contracts, determining which Contracts are to be purchased, effecting Contract purchases, delivering Contracts to the Custodian, collecting and turning over to the Corporation for direct deposit into the Corporation's bank account the payments on the Contracts, securing releases of liens on the Vehicles, preparing checks of the Corporation for interest and principal payment on the Notes and mailing such checks to Note Holders, preparing checks of the Corporation for payment of other obligations, including FACT and Park Finance of Broward, Inc. under the Consulting Agreement and pursuing remedies for Contract breaches, will be administered entirely through and decisions with respect thereto will be made exclusively by the Corporation with the assistance of FACT and Park Finance of Broward, Inc. No funds of the Corporation are deposited or kept in any commingled account with funds of FACT or any other person or entity.

INDUSTRY

     The automobile finance industry is the second largest consumer finance market in the United States, estimated by the Consumer Bankers' Association to have been a $325 billion market in terms of outstanding automobile installment credit at the end of 1994. Most automobile financing is provided by captive finance subsidiaries of major automobile manufacturers, banks, thrifts, credit unions and independent finance companies such as the Corporation. The overall industry is generally segmented according to the type of vehicle sold (new vs.
used), the nature of the dealership (franchised vs. independent) and the credit characteristics of the borrower (prime vs. sub-prime). The Corporation believes that the vast majority of the automobile financing that is being provided by captive finance companies and financial institutions tends to be for new vehicles purchased by borrowers with sound credit profiles. On the other hand, the independent finance companies generally tend to serve the sub-prime market. The sub-prime market is comprised of individuals who are relatively high credit risks and who have limited access to traditional financing sources, generally due to unfavorable past credit experience, or limited financial resources and/or the absence or limited extent of prior credit history. Although precise data is unavailable, the Corporation estimates that the sub-prime market comprises approximately 45% to 55% of the total domestic automobile finance market.

DEALER BASE

     General. The Corporation purchases Contracts from the new and used car departments of dealers operating under franchises from the major automobile manufacturers, as well as independent used automobile dealers. The dealers are selected on the basis of financial strength, experience and integrity of management, stability and longevity of ownership, popularity of product line in the Corporation's consumer market, and the expected quality and quantity of loan volumes. The volume and frequency of Contract purchases from particular dealers will vary widely with the size of the dealerships as well as market and competitive factors in the various dealership locations.

     Location of Dealers. Approximately 90% of the dealers with whom FACT has agreements are located in Florida. The Corporation anticipates that its percentages will be comparable. The Corporation may try to expand its dealer base primarily in the southeast United States, but may expand further depending upon market conditions and its ability to secure additional financing.

     An Agreement with a dealer will be entered into only after the soundness of its business is determined. the Corporation may conduct credit investigations, independent interviews with state regulatory agencies and inquiries to local civic and community organizations to aid in this determination. Agreements with dealers and volume of Contracts purchased will be developed on an ongoing basis.

DEALER FINANCING PROGRAM

     The Corporation's agreements with its originating dealers are non-exclusive and no "sign up" fees are charged to the dealers. The dealer sells Contracts to the Corporation at a negotiated price and the dealer retains no further credit risk or interest in the collections from the Contracts sold. Fees paid related to the purchase of Contracts include premiums for certain types of third party insurance, such as Mechanical Breakdown Insurance.

     FACT has dealership agreements with approximately 30 dealers in 5 states. These are nonexclusive agreements terminable at any time by either party, and they require no specific volume levels. The Contracts are purchased at par or at prices that may reflect a discount. The agreements contain customary representations and warranties concerning title to the Contracts sold, validity of the liens on the underlying vehicles, compliance with applicable laws and related matters. Although the dealers are obligated to repurchase Contracts which do not conform to these warranties, the dealers do not guarantee collectability or obligate themselves to repurchase Contracts solely because of payment default. The Corporation intends to utilize such types of agreements with its dealers.

     General. In connection with the origination of a Contract for purchase by the Corporation, the Corporation will follow systematic procedures designed to manage risks. This involves a process whereby the creditworthiness of the borrower and the terms and amount of the proposed transaction are evaluated and either approved, declined or modified by the branch manager and the loan documentation and collateralization is reviewed by the branch. During the course of this process, the branch personnel coordinate closely with the finance and insurance departments of the dealers tendering Contracts.

     Credit Review. In a typical transaction, when a dealer receives a credit application from a potential customer, the dealer will forward the application and supporting data to FACT for review. The FACT personnel working for the Corporation will assess the information received and obtain one or more credit bureau reports. This data is evaluated in light of FACT's employees' experience-based criteria relating to such matters as residential status, income, personal debt service requirements, employment tenure, the nature and frequency of past credit problems and other factors regarded as relevant.

     In addition to its review of the customer's personal creditworthiness, the Corporation will consider the suitability of a proposed loan in light of the proposed loan term and the conformity of the proposed collateral coverage to the Corporation's loan advance standards. Under current Contract acquisition policies, which may be modified at any time (see "Risk Factors -- Changes in Contract Acquisition Criteria"), the loan term is currently limited to 60 months for new and used vehicles based on the age of the vehicle and the amount financed in relation to published wholesale value. The Corporation will in most cases finance used Vehicles that do not exceed five model years in age or 90,000 miles. The Corporation's loan advance standards are intended to assure that the amount financed is reasonable in relation to the estimated liquidation value of the vehicle. However, in most cases, the initial amount financed is in excess of such liquidation value.

     Funding. When a Contract tendered by a dealer has been reviewed and approved by the Corporation, or when the dealer has resubmitted a previously tendered Contract with modifications responsive to requested changes, the Contract will be purchased only after the underlying documentation is in a form acceptable to the branch. Under these procedures, the originating dealer submits a standardized "loan package" relating to each Contract, which includes the original credit application, the original installment contract/security agreement evidencing the Contract, all documentation necessary to verify the status of title to the financed Vehicle and the perfection of liens securing the Contract, evidence of physical damage insurance and other documentation reflecting the assignment of the Contract to the Corporation.

     The loan packages are reviewed by the Corporation's personnel to confirm the vehicle identification and registration status, to assure that loan and payment amounts, annual percentage rates and other information is accurately reflected; to verify signatures and to confirm that title and insurance documentation is in order. The branch personnel also confirm that any modifications to the terms and conditions of the proposed loan previously requested by the branch are reflected in the documentation submitted by the dealer. When a loan package is found to be in order and any discrepancies have been rectified, the branch manager authorizes the funding and purchase of the Contract.

     Credit and Compliance Review. Soon after the purchase of the Contract, the Corporation's centralized credit and compliance department reviews the loan package (i) to confirm the vehicle identification and registration status, (ii) to assure that loan and payment amounts, annual percentage rates and other information are accurately reflected, (iii) to verify signatures and compliance with the Corporation's guidelines and policies, (iii) to ascertain general credit worthiness in light of the Corporation's experience-based criteria, and
(iv) to determine that the amount financed is reasonable in relation to the estimated liquidation value of the vehicle.

PORTFOLIO CHARACTERISTICS

     General. In selecting Contracts for inclusion in the Corporation's portfolio, the Corporation seeks to identify Vehicle purchasers whom it regards as creditworthy despite credit histories that limit their access to traditional sources of consumer credit. In addition to personal credit qualifications, the Corporation will attempt to assure that the characteristics of the automobile sold and the terms of the sale are likely to result in a consistently performing Contract. These considerations include amount financed, monthly payments required, duration of the loan, age of the automobile, mileage on the automobile and other factors.

     Customer Profile. The Corporation's primary goal in credit evaluation is to select Contracts arising from sales to customers having stable personal situations, predictable incomes and the ability and inclination to perform their obligations in a timely manner. Many of the Corporation's customers are persons who have experienced credit difficulties in the past by reason of illness, divorce, job loss, reduction in pay or other adversities but who appear to the Corporation to have the capability and commitment to meet their obligations. Through its credit evaluation process, the Corporation will seek to distinguish these persons from those applications who are chronically poor credit risks.

     Portfolio Profile. In order to manage the risks associated with the relatively high yields available in the sub-prime market, the Corporation endeavors to maintain a Contracts portfolio having characteristics that, in its judgment, reflect an optimal balance between achievable yield and acceptable risk.

CONFLICTS OF INTEREST

     The officers and directors of the Corporation are also officers and directors of FACT. Management of the Corporation and management and employees of FACT will devote only so much of their time to the business of the Corporation as in their judgment is reasonably required. Management of the Corporation and management and employees of FACT will have conflicts of interest in allocating management time, services and functions between this Corporation, and any future entities which they may organize, as well as other business ventures in which they are involved. Management of the Corporation and management of FACT believe that they have sufficient staff personnel to be fully capable of discharging their responsibilities to all entities they have organized. However, their failure to devote adequate time to the business and affairs of the Corporation could adversely affect operations. There is no key man insurance on any management of the Corporation or FACT.

     As of the date of this Prospectus, there were 12 employees of FACT available to provide services to the Corporation under the Agency Agreement, three of whom are management and nine of whom are administration. The loss of the services of these individuals could materially adversely affect the business of the Corporation, which could reduce funds available to make payments on the Notes. FACT has employment agreements with all employees, which contracts can be terminated upon 30 days prior notice.

DEPENDENCE ON DEALERS

     Ability to Sustain Expansion of Dealership Base. The Corporation's ability to implement its strategy for continued growth depends on the Corporation's ability to expand the size and quality of the base of automobile dealers originating Contracts for purchase by the Corporation. Expansion of the Corporation's dealership base requires the Corporation to market its services aggressively, to provide financing programs that are attractive to dealers and to furnish ongoing service of a quality sufficient to maintain satisfactory dealer relationships. Unfavorable changes in the economic or competitive environment, or other occurrences resulting in the erosion of the present and prospective dealership base, could adversely affect the Corporation's operations and impair its ability to achieve continued expansion.

     Ability to Retain Increasing Volumes of Contracts. In addition to the factors described above, the Corporation's ability to sustain continued growth is also dependent on the Corporation's capacity to evaluate, finance and administer increasing volumes of Contracts of suitable yield and credit quality. Accomplishing this on a cost-effective basis is largely a function of the Corporation's ability to manage the credit evaluation process to assure adequate portfolio quality and to provide competent, attentive and efficient servicing. Because the Corporation operates solely in the sub-prime segment of the automobile finance market, serving borrowers who are particularly vulnerable to unemployment, adverse changes in the economy could adversely impact the creditworthiness of those borrowers, diminish the availability of suitable Contracts and impair the Corporation's ability to accumulate increasing volumes of Contracts without compromising credit quality.

POLICIES ON CONTRACT ACQUISITION

     The success of the Corporation, in large part, depends on its ability to keep its assets continuously invested in Contracts. If the Corporation cannot locate sufficient acceptable Contracts and Replacement Contracts for acquisition on a timely basis, the Corporation may be unable to keep the maximum anticipated percentage of its assets so invested, which may result in lower rates of return from the investment of its assets in other permitted investments.

CONSULTING AGREEMENT

     FACT, the sole shareholder of the Corporation has entered into a consulting arrangement with the Corporation and Park Finance. FACT is wholly owned by Wealth Management, Inc. of Nevada, a Nevada corporation, wholly owned by David
A. Johnston. Pursuant to the Consulting Agreement, FACT will provide 12 of its employees to work on the business of the Corporation, three of whom are management, and nine of whom are administration. Pursuant to the Consulting Agreement, FACT and Park Finance will provide their expertise in purchasing reader retail motor vehicle installment sales contracts originated in the connection with the financing of new and used automobiles and light duty trucks for the Corporation.

     The officers and directors of the Corporation are also officers and directors of FACT and Park Finance. Management of the Corporation and management and employees of FACT and Park Finance will devote only so much of their time to the business of the Corporation as in their judgment is reasonably required. Management of the Corporation and management and employees of FACT and Park Finance will have conflicts of interest in allocating management time, services and functions between this Corporation, and any future entities which they may organize, as well as other business ventures in which they are involved. Management of the Corporation and management of FACT believe that they have sufficient staff personnel to be fully capable of discharging their responsibilities to all entities they have organized.

     All overhead costs, at actual cost without any profit return or similar additional cost, including those of FACT and Park Finance management and employees available to work on the business of the Corporation, are recorded at the FACT and Park Finance level and allocated to the Corporation and based on the following:

          a. Personnel Involved in Securities Offerings. Salaries and other overhead costs and travel costs and expenses of marketing representatives engaged in the business of securing agreements with Participating Dealers will be allocated monthly among the Corporation and FACT based upon the amount of offering proceeds received by each during such month. None of these costs and expenses will be paid from the proceeds of this offering, but rather will be paid from cash flow generated from the operations of the business of the Corporation. The Corporation anticipates that the amount paid will approximate $20,000 per month during the offering period and will cease thereafter.

          b. Administrative Costs. Administrative costs primarily consist of management and employee salary and benefits, equipment, rent and utilities at the FACT office in Clearwater, Florida. These administrative costs, which are primarily associated with servicing of Contracts, will be allocated monthly pro rata based upon the total number of Contracts of the Corporation and the number of Contracts outstanding for the Corporation and each Affiliated Corporation. The Corporation anticipates that the amount paid will approximate $15-$20 per month per outstanding Contract. The Corporation anticipates that there will be approximately 1,400 outstanding Contracts assuming the sale of all Notes offered hereunder.

          c. Loan Origination Costs. Loan origination costs primarily consist of management and employee salary and benefits, rent, utilities and credit investigation. Loan origination costs will be allocated monthly pro rata based upon the total number of Contracts acquired by the Corporation and FACT each month and the number of Contracts acquired by the Corporation and FACT. The Corporation anticipates that the amount paid will approximate $150-$250 per Contract acquired. The Corporation anticipates acquiring approximately 400 Contracts per month during the initial investment of proceeds and 25-30 Contracts per month thereafter.

The negotiation of the terms of this cost sharing arrangement involved conflicts of interest and was determined without arms'-length bargaining between unrelated parties.

     Offering expenses such as legal, accounting and printing and other similar expenses as set forth in "Use of Proceeds" will not be allocated or otherwise paid except from the proceeds of sale of Notes. See "Use of Proceeds."

FIRST AMERICAN CAPITAL TRUST -- INITIAL LOAN

     FACT has agreed to loan (the "Initial Loan") the Corporation sufficient funds to make interest payments due on the Notes prior to the time the Corporation generates sufficient cash flow from Contracts acquired with the proceeds of this offering ("Cash Flow"), to fund interest payments on the Notes and all other operating expenses. The Initial Loan will bear no interest and will be repayable solely from Cash Flow if and when the Corporation generates Cash Flow in excess of that necessary to fund interest payments on the Notes and all other operating expenses. No Investor subscription proceeds will be used to make payments on the Initial Loan or on the Notes. See "Risk Factors -- Specific Risks Applicable to an Investment in the Notes -- Sources of Payment on the Notes."

THE CONTRACTS

     General. All of the Contracts securing the Notes will be purchased from automobile dealers (the "Sellers") pursuant to a Dealer Agreement (the "Agreement"). Some or all Contracts acquired may be at a discount from the Vehicle loan amount; however, the amount of such discount, if any, will be negotiated on an Agreement-by-Agreement or, in some cases, Contract-by-Contract basis. It is currently anticipated that most of the Contracts acquired will be on used vehicles. Management believes that contracts on used Vehicles may present less risk than those on new Vehicles because the amount financed is generally smaller, the term of the loan is generally shorter and the value of the underlying collateral upon repossession is more easily established by prices set at weekly used car auctions held throughout the State of Florida.

     It is anticipated that the Contracts will range for periods from 12 to 48 months at interest rates not exceeding those permitted under Section 520.08, Florida Statutes, which provides that the finance charge charged on any Contract, exclusive of insurance, shall not exceed the following rates: (a) Class 1. Any new motor vehicle designated by the manufacturer by a year model not earlier than the year in which the sale is made -- $10 per $100 per year;
(b) Class 2. Any new motor vehicle not in Class 1 and any used motor vehicle designated by the manufacturer by a year model of the same or not more than 2 years prior to the year in which the sale is made -- $11 per $100 per year; (c) Class 3. Any used motor vehicle not in Class 2 and designated by the manufacturer by a year model not more than 4 years prior to the year in which the sale is made -- $15 per $100 per year; (d) Class 4. Any used motor vehicle not in Class 2 or Class 3 and designated by the manufacturer by a year model more than 4 years prior to the year in which the sale is made -- $17 per $100 per year. The foregoing method of calculating interest is called "add on" interest. Unlike other types of interest calculations such as annual percentage rate ("A.P.R.") in which the interest is computed on the actual principal balance of a loan outstanding at any time including a declining principal balance, add on interest is computed based upon the original principal balance of the loan, regardless of the fact that the principal balance declines during the life of the loan. Thus, for example, on the purchase of a Class 3 automobile for $1,000, if the entire $1,000 was financed over a three-year period, the total payments due would be $1,450. This would be the $1,000 of principal plus $150 per year ($15 per hundred) for each of the three years of the contract. Because A.P.R. is calculated on a declining principal balance and add on interest is not, A.P.R. rates appear higher than add on rates. Thus, A.P.R. rates on Contracts acquired by FACT have ranged from 16% to 30%, but the add on interest rates on such Contracts have ranged between the statutorily permitted rates of $10 per $100 per year to $17 per $100 per year. However, there is no assurance that A.P.R. on Contracts acquired by the Corporation will be within the A.P.R. range experienced by FACT, although the add on interest rate will not exceed the statutory maximums.

     The finance charge shall be computed on the amount financed as determined under Section 520.07(2) on Contracts payable in successive monthly payments substantially equal in amount. The amount financed as defined in Section 520.07(2) means the cash price minus any down-payment plus any other amounts financed that are not part of the finance charge minus any pre-paid finance charge.

     Generally, all Contracts are repayable in monthly installments. Late payment fees of 5% of the payment amount are assessed on accounts for which scheduled payments are not made within 10 days of the scheduled due date.

     A specific Contract is purchased only after investigation of the credit worthiness of the borrower and a determination of the underlying value of the Vehicle through use of industry publications, combined with the subjective assessment by the Corporation's loan personnel. In making such investigation, the Corporation considers factors such as time at residence, occupation, time on job, results of a credit bureau report, the amount of down payment and the year and type of automobile purchased. The maximum amount financed under a Contract is the wholesale value of a Vehicle, based upon The Black Book, an official used car market guide which is based upon weekly sales prices at major Florida automobile auctions. It is Management's experience that generally such wholesale value of a Vehicle is approximately 80% of that paid by a purchaser of a Vehicle from a retail automobile dealer. Accordingly, in general, the maximum amount financed under a Contract will be no more than 80% of the total purchase price of the Vehicle paid by the purchaser to a retail automobile dealer. Every Contract is reviewed individually, and extensions of credit are made based upon the credit worthiness of each purchaser of a Vehicle. See "Risk
Factors -- Specific Risks Applicable to an Investment in the Notes -- Other Considerations."

     A relationship with a dealer will begin only after the soundness of its business is determined. The Corporation may conduct credit investigations, independent interviews with state regulatory agencies and inquiries to local civic and community organizations to aid in this determination. Relationships with dealers and volume of Contracts purchased will be developed on an ongoing basis.

     Servicing of Contracts. The Contracts will be serviced by the Corporation. At the time of purchase of a Vehicle, the automobile dealer which is selling the Contract to the Corporation notifies the purchaser that the Contract will be acquired by the Corporation and directs the purchaser to make payments to the Corporation. The Corporation mails to the vehicle owner a welcome letter and coupon book advising the owner of the purchase of the Contract and where and how to make payments. When checks are received, they are deposited into a separate account for the Corporation.

CERTAIN LEGAL ASPECTS OF THE CONTRACTS -- SECURITY INTERESTS IN THE CONTRACTS AND THE VEHICLES

     There are two primary sources of collateral for the Notes, the Vehicles and the Contracts. Although the Note Holders have been granted a security interest in the Vehicles and the Contracts as security for the Notes, if such security interest were not perfected, the Note Holders would not have a priority claim on the Collateral and would, in effect, be treated as any unsecured creditor of the Corporation. Upon the Event of Default under the Notes, if the Note Holders did not have a priority claim on the Collateral through perfection of their security interest, their ability to sell the Collateral and use the proceeds to repay the Notes would be adversely affected as other creditors would have an equal claim to the Collateral, and Note Holders could suffer a partial or total loss of principal and unpaid interest on the Notes.

     The Note Holders security interest in the Vehicles and in the Contracts is perfected in different ways under Florida law. The security interest in the Vehicles is perfected through notation of a lien on the Vehicle Title. The manner in which this is accomplished is discussed in "Transfer and Perfection of Security Interest in the Vehicles," and "Notation of Lien on Certificates of Title, Grants of Security Interests; Assignments," below. The Note Holders' security interest in the Contracts is perfected through possession. The manner in which this is accomplished is discussed in "Perfection of Security Interest in the Contracts; Delivery and Storage of the Collateral," below.

     (i) Transfer and Perfection of Security Interests in the Vehicles. All of the Contracts securing the Notes will be purchased from automobile dealers (the "Sellers") pursuant to a Dealer Agreement (the "Agreement"). Each Contract is secured by a security interest in an automobile or light duty truck. The transfer and perfection of security interests in the Vehicles and enforcement of rights to realize upon the value of the Vehicles as collateral for the Contracts are subject to a number of Federal and state laws, including the Uniform Commercial Code as in effect in the various states. In proceedings under the Federal Bankruptcy Code, for example, a court may prevent the secured party from repossessing a motor vehicle and may reduce the amount of secured indebtedness or change the amount or timing of monthly payments or the interest rate applicable to the indebtedness. In addition, numerous Federal and state consumer protection laws impose requirements on lenders and sellers under retail installment sale agreements such as the Contracts and the failure by the lender or seller of goods to comply with such requirements could give rise to liabilities of assignees for amounts due under such agreements and claims by such assignees may be subject to set off as a result of such lender's or seller's noncompliance. These laws would apply to the Corporation as assignee of the Contracts. The Seller will warrant that each Contract in all material respects complies with requirements of law, will have the Corporation's lien through FACT as Agent noted on the Certificate of Title and/or Vehicle Registration and Motor Use Sales Report and will make certain warranties relating to the validity, subsistence and priority of the security interest in each Vehicle securing a Contract. A breach of any such warranty that materially adversely affects any Contract would create an obligation of the Seller to repurchase such Contract unless such breach is cured.

     Under the laws of most states, the perfected security interest in a Vehicle would continue for four months after a Vehicle is moved to a state other than the state in which it is initially registered and thereafter until the Vehicle owner re-registers the Vehicle in the new state. A majority of states generally require surrender of a certificate of title to re-register a Vehicle; accordingly, a secured party must surrender possession if it holds the certificate of title to the Vehicle, or, in the case of Vehicles registered in states providing for the notation of a lien on the certificate of title but not possession by the secured party, the secured party would receive notice of surrender if the security interest is noted on the certificate of title. Thus, the secured party would have the opportunity to re-perfect its security interest in the Vehicles in the state of relocation. In states that do not require surrender of a certificate of title for registration of a motor Vehicle, re-registration could defeat perfection. The Corporation will take steps to effect re-perfection upon receipt of notice of re-registration or information from the obligor as to relocation. Similarly, when an obligor sells a Vehicle, the Corporation must surrender possession of the certificate of title or will receive a notice as a result of its lien noted thereon and accordingly will have an opportunity to require satisfaction of the related Contract before release of the lien. See "Custodian Agreement," Exhibit "C," which describes such situations in which a Vehicle Title will be released to the Corporation.

     Under the laws of most states, assuming possession of a Vehicle, liens for storage and repairs performed on a motor Vehicle and liens for unpaid taxes take priority over a perfected security interest in a financed Vehicle. Assuming possession of a Vehicle, the Internal Revenue Code of 1986 also grants priority to certain federal tax liens over the lien of a secured party. The Seller will represent that, as of the date of sale of the Contracts, each security interest in a Vehicle is or will be prior to all other present liens (other than tax liens and liens that arise by operation of law) upon and security interests in such Vehicle. However, liens for repairs or taxes could arise at any time during the term of a Contract. No notice will be given to the Corporation or any assignee thereof in the event such a lien arises.

     (ii) Notation of Lien on Certificates of Title; Grant of Security Interests; Assignments. Pursuant to the Agreement, the Seller will assign its security interest in the Vehicles securing the Contracts to the Corporation. The Corporation will not have obtained a Certificate of Title listing the Corporation as lienholder at the time it acquires a Contract. However, prior to the Corporation acquiring a Contract, the Seller will apply for a certificate of title identifying the Corporation as agent as the secured party on the certificate of title relating to the Vehicles and will furnish to the Corporation a copy of the State of Florida Application for Certification of Title and/or Vehicle Registration and Motor Use Sales Tax Report (the "Title Application") issued by an authorized automobile tag agency as evidence thereof. The Title Application constitutes a temporary vehicle registration. No automobile tag can be issued to the purchaser of a Vehicle which is the subject of a Contract without obtaining the Title Application. In certain cases in which there is an administrative difficulty in acquiring a Title Application, the Corporation will accept a letter from the Seller agreeing to furnish the Corporation with a Title Application, no later than 20 days after the Corporation acquires the Contract. Such a situation could arise, for example, if the title to a Vehicle being purchased was acquired by a Seller in a state other than Florida, and there are administrative delays in bank clearing of payoff checks which would provide for release of the title to the Seller. The Corporation anticipates entering into such agreements with a limited number of Sellers. Also, the Corporation limits such transactions to Sellers operating under franchises with major automobile manufacturers. However, the Corporation has not established any limits on the dollar amount or number of Contracts which may be purchased pursuant to this arrangement. If a Seller fails to furnish such Title Application, the Corporation may have no security interest in the Vehicle underlying the Contract because the Corporation's lien would not be noted on the certificate of title relating to the Vehicle. If there are any Vehicles as to which the Corporation fails to obtain a perfected security interest because of the failure of a Seller to comply with the foregoing, the security interest would be subordinate to, among others, subsequent purchasers of the Vehicles and holders of perfected security interests. Such a failure, however, would constitute a breach of the Seller's warranties under the Agreement and would create an obligation of the Seller to repurchase the related Contract unless the breach is cured.

     Because of the administrative burden and expense, no Title Application or Certificate of Title will be amended to identify the Note Holders, as the assignee of the Corporation as secured party, on the Certificates of Title relating to the Vehicles. The Corporation has granted to the Note Holders a security interest in the Vehicles. The Corporation will deliver to the Custodian the Assignment of Lien on the Vehicle to the Trustee on behalf of the Note Holders, duly endorsed in recordable form (the "Corporation Assignment"). The foregoing grants of security interest and the Corporation Assignment constitute an effective conveyance of a security interest without amendment of any lien noted on a Vehicle's certificate of title, and the assignee succeeds thereby to the assignor's rights as secured party. In the Event of Default under the Notes, the Custodian will deliver the Corporation Assignments to the Trustee, and the Trustee can record the Assignments and thereby have the Vehicle Titles amended to reflect on their face the Note Holder's lien. In the absence of fraud or forgery by the Corporation or the Vehicle owner or administrative error by state or local recording agencies, the notation of the lien in the name of the Corporation on the certificate of title will be sufficient to protect the Note Holders against the rights of subsequent purchasers of a Vehicle, subsequent lenders who take a security interest in a Vehicle securing a Contract. The notation of the Corporation as lien holder, the grant of security interests and the delivery to the Custodian of the Corporation Assignments, will be sufficient to protect the Note Holders.

     Although the Corporation has obtained a fidelity bond in the aggregate amount of $250,000 covering acts of employee dishonesty for themselves and all other employees of the Corporation, the Corporation has not granted the Note Holders a security interest in the proceeds of such bond. There is no assurance that in the case of employee dishonesty heading to a loss of the Corporation that funds from this bond would be available to Note Holders, because: the insurer may be financially unable to make any payment on the bond, material limitations on the liability of the insurer through limiting definitions in the bond or other similar payment exclusions will limit payments on the bond, or other creditors will not exhaust funds available under the bond.

     (iii) Security Interest in Contract Payments. Borrowers under the Contracts are instructed to make checks payable to the Corporation. However, if a Borrower mistakenly makes a check payable to FACT, FACT delivers the check immediately to the Corporation for deposit directly into the Corporation's account. Pursuant to the terms of the Consulting Agreement, FACT has granted the Corporation a security interest in all Contract payments received which are in its possession, including those checks mistakenly made payable to FACT rather than the Corporation. It is anticipated that such Contract payments will not be in FACT's possession more than 24 hours. However, the Security Interest of Note Holders on checks mistakenly made out to FACT is not perfected until such funds are so deposited, exposing such funds to priority claims of creditors of FACT for such time period.

     (iv) Perfection of Security Interest in the Contracts; Delivery and Storage of the Collateral. Under the laws of the State of Florida, the Note Holders' security interest in the Contracts is perfected through possession. For administrative reasons, due to the large number of Note Holders, possession will be maintained by the Custodian on their behalf. See "Custodian Agreement,
Exhibit "     ." Until the Contracts are in the possession of the Custodian, the
Note Holders' security interest therein is not perfected. The Corporation will deliver to the Custodian the originals of the Contracts purchased by the Corporation within 72 hours following their purchase. This delay in delivery creates the risk that the Security Interest of the Note Holders in a Contract may be lost if, in violation of the terms of the Security Agreement, the Custodian Agreement and the Indenture of Trust, the original Contract is transferred by the Corporation or its Agents to a bona fide purchaser for value without knowledge of the Security Interest. The Corporation believes that such risk will be minimized by the public filings intended to give notice of the Security Interest in the Corporation's Contracts because such filing may create notice which would mitigate against the claim of being a bona fide purchaser without notice.

     The Custodian will keep the Collateral in a segregated locked file cabinet
marked "File Cabinet No.         -- FACT OF WEST FLORIDA, INC." (the "Cabinet").
To protect further the Note Holders, the Corporation has granted the Note Holders a security interest in and to all contents of the Cabinet. Thus, in the Event of Default under the Notes, all contents of the Cabinet, including all Vehicle Titles with the aforementioned assignments and all Contracts with the aforementioned assignments will be delivered by the Custodian to the Trustee on behalf of the Note Holders.

     (v) Financial Standards for Sellers of the Contracts. The Corporation has not established any minimum financial standards for Sellers of the Contracts. Thus, there is a risk that a Seller may not be financially able to repurchase Contracts in the event of a breach of an Agreement concerning acquisition of Contracts, including failure to list the Corporation as lienholder on a Title Application or Certificate of Title.

     (vi) Financial Standards for Borrowers under the Contracts. FACT considers a number of criteria and factors in assessing the creditworthiness of borrowers under the Contracts. However, such decision is ultimately made on a subjective basis, which may increase the likelihood of default by the purchaser of a Vehicle under a Contract.

     (vii) Repossession; Notice of Sale; Redemption Rights. In the event of default by Vehicle purchasers, the holder of the retail installment sale contract has all the remedies of a secured party under the Uniform Commercial Code, except where specifically limited by other state laws, including the right to repossession through self-help. The Uniform Commercial Code and other state laws place restrictions on repossession sales, including requirements that the secured party provide the debtor with reasonable notice of the date, time and place of any public sale and/or the date after which any private sale of the collateral may be held. The debtor has the right to redeem the collateral prior to actual sale by paying the secured party the delinquent principal balance of the obligation plus reasonable expenses for repossessing, holding, and preparing the collateral for disposition and arranging for its sale, plus, in some jurisdictions, reasonable attorneys' fees, or by payment of the unpaid balance.

     In several cases, consumers have asserted that the self-help remedies of secured parties under the Uniform Commercial Code and related laws violate the due process protections provided under the 14th Amendment to the Constitution of the United States. Courts have generally upheld the notice provisions of the Uniform Commercial Code and related laws as reasonable or have found that the repossession and resale by the creditor does not involve sufficient state action to afford constitutional protection to consumers.

     (viii) Deficiency Judgments and Excess Proceeds. The proceeds of resale of the Vehicles generally will be applied first to the expenses of resale and possession and then to the satisfaction of the indebtedness. Although some states impose prohibitions or limitations on deficiency judgments if the net proceeds from resale do not cover the full amount of the indebtedness, a deficiency judgment can be sought in those states that do not prohibit or limit such judgments. However, the deficiency judgment would be a personal judgment against the obligor for the short fall, and a defaulting obligor can be expected to have very little capital or sources of income available following repossession. Therefore, in many cases, it may not be useful to seek a deficiency judgment or, if one is obtained, it may be settled at a significant discount.

     Occasionally, after resale of a Vehicle and payment of all expenses and indebtedness, there is a surplus of funds. In these cases, the Uniform Commercial Code requires the lender to remit the surplus to any holder of a lien with respect to the Vehicle or, if no such lien holder exists or there are remaining funds, the Uniform Commercial Code requires the lender to remit the surplus to the former owner of the Vehicle.

     (ix) Consumer Protection Laws. Numerous Federal and state consumer laws and related regulations impose substantial requirements upon lenders and services involved in consumer finance. These laws include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Billing Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations "B" and "Z," the Texas Consumer Credit Code, state adaptations of the National Consumer Act and of the Uniform Consumer Credit Code (the "UCCC"), and state sales finance and other similar laws. Also, state laws impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under

Federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases, this liability could affect an assignee's ability to enforce consumer finance contracts such as the Contracts and in some cases could result in additional liability on the part of the Contract holder.

     The so-called "Holder-in-Due-Course" Rule of the Federal Trade Commission (the "FTC Rule"), the provisions of which are generally duplicated by the UCC, other state statutes or the common law, has the effect of subjecting a seller (and certain related lenders and their assignees) in a consumer credit transaction and any assignee of the Seller to all claims and defenses which the debtor in the transaction could assert against the seller of the goods. Liability under the FTC Rule is limited to the amounts paid by a debtor under the contract, and the possible forfeiture of any balance remaining due thereunder from the debtor.

     Most of the Contracts will be subject to the requirements of the FTC Rule. Accordingly, the Corporation, as holder of the Contracts, will be subject to any claims or defenses that the purchaser of the related financed Vehicle may assert against the seller of the Vehicle. Such claims are limited to a maximum liability equal to the amounts paid by the obligor on the Contract.

     The Seller will warrant under the Agreement that each Contract complies with all requirements of law in all material respects. Accordingly, if an obligor has a claim against the Corporation for violation of any law and such claim materially and adversely affects the Corporation's interest in a Contract, such violation would constitute a breach of warranty under the Agreement and would create an obligation of the Seller to repurchase the Contract unless the breach is cured.

     (x) Other Limitations. In addition to laws limiting or prohibiting deficiency judgments, numerous other statutory provisions, including Federal bankruptcy laws and related state laws, may interfere with or affect the ability of a secured party to realize upon collateral and/or to enforce a deficiency judgment. For example, in a Chapter 13 proceeding under the Federal Bankruptcy Code, a court may prevent a lender from repossessing a motor vehicle and, as part of the rehabilitation plan, reduce the amount of the secured indebtedness to the market value of the Vehicle at the time of bankruptcy, leaving the lender as a general unsecured creditor for the remainder of the indebtedness. A bankruptcy court may also reduce the monthly payments due under a contract or change the rate of interest and time of repayment of the indebtedness.

     The so-called "Holder-in-Due-Course" Rule of the Federal Trade Commission (the "FTC Rule"), the provisions of which are generally duplicated by the UCC, other state statutes or the common law, has the effect of subjecting a seller (and certain related lenders and their assignees) in a consumer credit transaction and any assignee of the Seller to all claims and defenses which the debtor in the transaction could assert against the seller of the goods. Liability under the FTC Rule is limited to the amounts paid by a debtor under the contract, and the possible forfeiture of any balance remaining due thereunder from the debtor.

     Most of the Contracts will be subject to the requirements of the FTC Rule. Accordingly, the Corporation, as holder of the Contracts, will be subject to any claims or defenses that the purchaser of the related financed Vehicle may assert against the seller of the Vehicle. Such claims are limited to a maximum liability equal to the amounts paid by the obligor on the Contract.

     The Seller will warrant under the Agreement that each Contract complies with all requirements of law in all material respects. Accordingly, if an obligor has a claim against the Corporation for violation of any law and such claim materially and adversely affects the Corporation's interest in a Contract, such violation would constitute a breach of warranty under the Agreement and would create an obligation of the Seller to repurchase the Contract unless the breach is cured.

THE DEALER AGREEMENT

     General. The following summaries describe certain terms of the Dealer Agreement (the "Agreement") pursuant to which the Corporation is purchasing the Contracts. The summaries herein do not purport to be complete and are qualified in their entirety by reference to the provisions of the Agreement.

     Conveyance of the Contracts. Pursuant to the Agreement, on or after the date of issuance of the Notes, the Seller will sell to the Corporation without recourse all the right, title and interest of the Seller in, to and under the Contracts, including all security interests in Vehicles, the files and other documentation relating thereto and all rights to receive payments on or with respect to the Contracts on and after the date of purchase of the Contract (the "Cut-Off Date"), including payments under any insurance policies relating to the Contracts and all proceeds with respect to the foregoing.

     Robert J. Droubie & Associates, CPA, Clearwater, Florida, shall act as custodian of the original Contracts and certain additional documents relating to the Contracts for the benefit of the Note Holders. See "Description of Securities."

     Warranties as to the Contracts. In the Agreement, the Seller, as seller, will make representations and warranties to the Corporation with respect to each Contract regarding the origination and status of each Contract, including, among other things, that: (a) the Contract is the legal, valid and binding obligation of the obligor thereunder and is enforceable in accordance with its terms in all material respects; (b) the Contract is not subject to right of rescission, setoff, counterclaim or defense (including the defense of usury); (c) as of the Cut-Off Date, each Vehicle securing the Contract is covered by physical damage insurance in a specified minimum amount naming the Corporation as loss payee and insuring against loss and damage due to fire, theft, collision and other risks covered by comprehensive coverage; (d) the Contract complies with all requirements of law; (e) on and after the Cut-Off Date there shall exist under the Contract a valid, subsisting and enforceable first priority security interest in the Vehicle securing such Contract and, at such time as enforcement of such security interest is sought, there shall exist a valid, subsisting and enforceable first priority security interest in such Vehicle in favor of the Corporation; (f) the Contract has not been sold, assigned or pledged to any other person, and the Seller has good and marketable title thereto free and clear of any encumbrance, equity, loan, pledge, charge, claim or security interest and is the sole owner thereof and has transferred the Contract free and clear of any encumbrance, equity, pledge, loan, charge, claim or security interest; (g) as of the Cut-Off Date, there was no default, breach, violation or event permitting acceleration under the Contract (other than payment delinquencies not exceeding a specified number of consecutive days), and no event which, with notice and the expiration of any grace or cure period would constitute a default, breach, violation or event permitting acceleration under such Contract exists as of the Cut-Off Date and the Seller has not waived any of the foregoing; (h) the Contract contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Collateral of the benefits of the security; (i) there is only one original executed Contract, which original is held by the Seller; and
(j) the Seller has duly fulfilled all obligations on its part to be fulfilled under or in connection with the Contract and has not done anything to impair the rights of the Corporation in the Contract or the proceeds thereof.

     Under the terms of the Agreement, the Seller will be obligated to repurchase any Contract if the Seller becomes aware of, or receives written notice from the Corporation of, a breach of a representation or warranty of the Seller set forth above that materially and adversely affects the Corporation's interest in the Contract, if such breach has not been cured within 90 days thereafter. Such repurchase will be made on the last day of the month in which such obligation arises at a purchase price (the "Repurchase Price") equal to the unearned balance on the Contract as of the last day of the month of repurchase. This repurchase obligation constitutes the sole remedy against the Seller available to the Corporation and the Note Holders for a breach of such warranties with respect to the Contracts.

                          [THE BALANCE OF THIS PAGE IS
                           INTENTIONALLY LEFT BLANK]

LICENSING

     Personal loan lending laws generally require licensing of the lender. In general, the business is conducted under licenses issued by individual states. The Corporation is subject to periodic examination by state regulation authorities. The state licenses are revocable for cause. The Corporation believes it complies in all aspects with these regulations. The Corporation has secured a Retail Installment Seller's License and a Sales Finance Company License from the Department of Banking and Finance of the State of Florida. Pursuant to regulations of the State of Florida governing the Company's business, the State conducts a review of the Company's motor vehicle contracts at least once a year in order to assure compliance with all regulations of the Department of Banking and Finance of the State of Florida governing the Company's operations. These regulations govern, among others, the following issues: proper licenses obtained, posting of license, name and address of operation, availability of Contracts for review, maintenance of records for required two-year period, Contracts contain everything required under Section 520.07, Florida Statutes; payment of fees to State, and finance charges not exceed statutory maximum. If the Corporation wishes to establish operations in states other than Florida, it will have to obtain appropriate licenses or permits. There is no assurance the Corporation can obtain such permits or licenses. However, because of the amount of Contracts which Corporation believes are available for acquisition in Florida, the Corporation does not believe its business will be adversely affected by any inability to obtain licenses or permits to operate in other states.

COLLECTION PROCEDURES, DELINQUENCY AND CHARGE OFF

     The Corporation will follow the following collection procedures:

          a. 5 days past due -- a past due notice is mailed.

          b. 10 days past due -- a second past due notice is mailed.

          c. 15 days past due -- telephone and written communication is commenced with the borrower.

          d. 30 days past due -- a repossession order is issued.

          e. On the day of repossession, a Notice of Right to Cure is mailed to the borrower, allowing the borrower 15 days to respond.

          f. 10 days after repossession, the Vehicle is prepared for sale and the loan is placed in a non-accrual status.

          g. The Vehicle may be placed on an automobile dealer's lot for retail sale after Right to Cure has expired.

          h. If "g" above is not exercised, then said automobile is taken directly to auction.

          i. If "g" above is exercised, then after 90 days, the automobile has not been sold by an automobile dealer, the Vehicle is taken to an automobile auction and the amount of loss is established. The loss balance is charged to an allowance for loan loss. The borrower is notified of the balance owed and the collection procedures are commenced again to attempt to collect the balance due.

     Contracts which are delinquent 150 days are charged off in the month before they become 180 days delinquent. Contracts which are deemed uncollectible prior to the charge off period are charged off immediately. Management may authorize an extension if collection appears imminent during the next calendar month. Contracts which become 120 or more days delinquent and the Vehicle is repossessed cease earning interest.

     The table on the following page sets forth certain unaudited information concerning collection, delinquency and charge offs of FACT. There is no assurance that the delinquency, repossession and loss experience on the Contracts securing the Notes will be comparable to information set forth on the table on the following pages.

                        DELINQUENCY AND COLLECTION TABLE

                                      AS OF AND FOR THE YEARS ENDED              AS OF AND FOR THE YEARS ENDED
                                 ---------------------------------------    ---------------------------------------
                                        1995                 1994               JUNE 1996             JUNE 1995
                                 ------------------    -----------------    ------------------    -----------------
Gross finance receivables......  $11,374,422           $7,364,485           $22,002,179           $12,791,291
Less: Dealer residual..........     (450,800)            (302,718)             (430,414)             (376,759)
Net finance receivables........   10,923,622            7,061,767            21,571,765            12,414,532
Number of contracts............        2,463                1,140                 3,499                 2,268
Monthly delinquent contracts:
  31-60 days...................           80    3.3%           65    5.7%           278    8.0%           141   6.2%
  61-90 days...................           19    0.8            18    1.6             99    2.8             60   2.7
  91 days or more..............          205    8.3            71    6.2            205    5.9            172   7.6
Monthly delinquent receivables:
  31-60 days...................      468,675    4.1       455,903    6.2        402,897    1.8        268,036   2.1
  61-90 days...................      121,564    1.1       107,456    1.5        145,802    0.7         65,899   0.5
  91 days or more..............    1,225,582   10.8       270,338    3.7        604,510    2.7        138,055   1.1
Repossessions..................      571,418    5.0       124,385    1.7        613,559    2.8        557,785   4.4
Acquisition discounts..........      770,929    6.8       767,558   10.4      4,507,864   20.5        769,243   6.0
Allowance credit losses........      336,311    3.0       286,189    3.9            -0-    0.0        255,825   2.0
Dealer collection reserve......          -0-                  -0-             2,019,026    9.2            -0-
Net losses.....................      902,591    7.9        17,395    0.2         22,613    0.1         42,356   0.3

     The increase in net losses from 0.2% in December 31, 1994, to 7.7% in December 31, 1995 is a result of an aging portfolio which was composed mostly of income stream contracts and decentralized dealer collection programs. Therefore, decision was made to establish the current central coupon payment collection program for poor performing dealers. As a result, both collections and recoveries have improved during the first half of 1996.

EMPLOYEES

     As of the date of this Prospectus, there were 12 employees of the Corporation. All persons working on day-to-day operations of the Corporation are employees of FACT. See "Business -- First American Capital Trust of Florida,
Inc -- Agency Agreement." Management believes that it has excellent relationships with its employees. None of its employees is represented by a collective bargaining agreement.

PROPERTIES

     The Corporation's office is located in space leased by FACT, at Two Prestige Place, 2650 McCormick Drive, Suite 185, Clearwater, Florida 34619. FACT leases 1695 square feet for a monthly rent of $1,906.88. The lease is for three years commencing January 1, 1996.

                                   MANAGEMENT

THE CORPORATION

     Set forth below is certain information concerning the officers and directors of the Corporation. All directors serve for a term of one year until the next annual meeting of the Corporation, and until their successors are elected and qualified.

FACT OF WEST FLORIDA, INC.

     The following are officers of the Corporation as well as of FACT:

          DAVID A. JOHNSTON, age 48, has been President of the Corporation since its inception as well as President and Administrator of First American Capital Trust since its inception. He is founder of Wealth Management Group, Inc., a Nevada Corporation. Mr. Johnston is the founder, President and sole-owner of Fact Financial Corp. and First American Capital Trust, Florida corporations. Both the Trust and Fact Financial Corp., are holders of Banking & Finance Licenses issued by the State of Florida, Division of the Comptroller, Department of Banking and Finance. As of this date, there have been no complaints nor any defaults on Notes issued by First American Capital Trust. Mr. Johnston formerly founded, owned and operated two Chatham Turnkey, Inc., companies, both Georgia corporations engaged in rental and apartment full services. Mr. Johnston also founded and served as president of the Sunbelt Agency, a company doing business in trucking and transportation headquartered in Tampa, Florida which was sold in 1992. All investors received full payment, principal and interest due under the terms of certain private offerings and there was never a default on said instruments nor were there any complaints received or registered.

          DERRI L. TOWNSEND, age 39 has served as Secretary and Treasurer of the Corporation since its inception and has been Corporate Paralegal, Systems Manager, and General Trust Manager of First American Capital Trust since September, 1995. From January, 1987 until September, 1995 she was paralegal and office manager for the law firm of Bacon, Bacon, et al, P.A. From July 1985 until January 1987 she was employed by Loan America Financial Services, a subsidiary of Citizens Federal Savings and Loan, as the national project approval coordinator and appraisal operations consultant. Mr. Townsend served as president of the St. Petersburg Legal Secretaries Association for the year 1992-1993.

          J. STEPHEN MILLER, age 44 has been a staff accountant for the Corporation since its inception and has been an accountant for First American Capital Trust since March, 1996. Mr. Miller received a B.S. degree in Accounting from The Florida State university in 1995. During his enrollment, Mr. Miller worked for two accounting services which specialized in income tax preparation and general accounting. Prior to that time, Mr. Miller spent 14 years with the Tampa, Florida retail division of Interco, Inc. which supervised the leased operations for the Maas Brothers/Jordan Marsh, Florida Divisions of Allied Department Stores, Inc. During this period he served as an Area Sales Manager, an Operations Manager, a Divisional Merchandise Manager, and a member of the Management Board.

     The following are officers of Park Finance of Broward which will serve as consultant to the Corporation pursuant to a consulting arrangement. See Business -- Park Finance of Broward, Inc. -- Consulting Agreement.

          LARRY C. COURTNEY, age 54, has served as Vice President and Director of the Company since its inception as well as President and Chief Executive Officer of Park Finance of Broward since its inception. He founded Park Finance of Broward, Inc. in 1985 and has supervised the purchase and servicing of profitable auto receivables for that company throughout its history. Mr. Courtney formerly founded, owned and operated three auto sales and finance businesses that were operated between 1967 and 1985, the largest achieving a volume of 4,000 units per year. All companies under Mr. Courtney's control during this period were successful and met all obligations and maintained a solid reputation in the community.

     All of the aforementioned businesses were licensed by the State of Florida and maintained full compliance without exception or complaint.

          JOE KELLEHER, age 47, has an extensive career spanning over 25 years of progressive experience in banking operations, auto financing, leasing and asset management. Mr. Kelleher has been Operations Manager of Park Finance of Broward since November, 1994. Mr. Kelleher was employed by NAL Acceptance Corporation from 1991 until 1994 as Vice President of asset management sales, leasing and disposals. From 1988 until 1991 he was Vice President of operations at Financial Federal. Mr. Kelleher was Vice President of operations at Centrust from 1985 until 1988. He was employed at Penna Bank in Philadelphia, Pennsylvania from 1971 until 1984 as the Vice President of Lending.

          RONALD CERRI, age 52, has been General Manager of Park Finance of Broward, Inc. since 1989. Mr. Cerri has an intimate knowledge of the sub-prime automobile loan business including the acquisition of new loans, collections and collateral disposal. Prior to joining Park Finance, Mr. Cerri had an extensive background in the automobile business, both as a New and Used Car Manager, including franchised and independent dealers.

          KENNETH MORRE, age 50, has been Controller of Park Finance of Broward, Inc. since April, 1994. From November, 1992 to February, 1994, he was associated with Browncor International, a nationwide distributor of packaging and shipping supplies, in the capacities of Controller and General Manager. From September, 1976 through January, 1988 he held the position of Accounting Manager and Controller of Univis Division of Itek Corporation, Mercury Services, Inc. and Atlantic Coast Electronics, a division of Tyco Laboratories. From January, 1968 through June, 1976, he served as an aircraft structural engineer for Boeing and McDonnell-Douglas aircraft companies.

     No employees or officers of the Corporation have received compensation in excess of $100,000. Accordingly the executive compensation tables are excluded.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     Set forth below is certain information as of the date of this Prospectus with respect to any persons known to the Corporation to be the beneficial owner of more than 5% of the Corporation's Common Stock and of the Common Stock owned by all directors and all directors and officers of the Corporation as a group. Because the Notes do not constitute and are not convertible into equity of the Corporation, the percentage of ownership set forth below will not vary as a result of this offering.

                                                                        AMOUNT AND NATURE OF
              NAME OF BENEFICIAL OWNER                 TITLE OF CLASS   BENEFICIAL OWNERSHIP   % OF CLASS
-----------------------------------------------------  --------------   --------------------   ----------
DAVID A. JOHNSTON....................................       Common           100 shares            100%

     Other than as set forth above, the Corporation is not aware of any other shareholders who beneficially own, individually or as a group, 5% or more of the outstanding shares of Common Stock of the Corporation. Mr. Johnston may be deemed a founder of the Corporation as such term is defined in the Securities Act of 1933, as amended.

                               PLAN OF OPERATIONS

     The Corporation believes it will be able to satisfy its cash requirements for the foreseeable future if it does not expand its business by acquiring additional Contracts. If the Corporation desires to acquire additional Contracts beyond those which can be acquired with the proceeds of this offering, it will need to raise additional funds in the following twelve months. There is no assurance the Corporation will seek or secure additional funds to acquire additional Contracts. Management does not believe that Investors in this offering will be adversely affected if the Corporation is not able to expand is business by acquiring additional Contracts.

                           DESCRIPTION OF SECURITIES

     The following is a summary of certain provisions of the Secured Notes, Security Agreement and Indenture of Trust. A form of the Notes is attached hereto as Exhibit A, a form of the Security Agreement is attached hereto as Exhibit B, a form of the Custodian Agreement is attached as Exhibit C, and a form of the Indenture of Trust is attached hereto as Exhibit D. This summary is qualified in its entirety by the terms and conditions of such documents. Prospective Note Holders are encouraged to read these documents in their entirety.

SECURED NOTES

     The Corporation is offering subscriptions for a maximum of 9,900 Secured Notes (the "Notes") in the principal amount of $1,000 each. The Notes will bear simple interest at the rate of 10.5% per annum, interest payable only quarterly,
with all principal and accrued interest, if any, due on                .
Interest is calculated on the basis of a 365-day year (the "Calculation Basis") but is paid in 4 equal quarterly installments, regardless of the number of days in each quarter (the "Payment Basis"), with any difference between interest determined on the Calculation Basis and the Payment Basis paid in the final installment due under the Notes. Interest shall be due on the first day of the quarter, in arrears, with a 30-day grace period prior to the Notes being in default. The Notes will be secured by a first lien on a group of Contracts acquired with the proceeds of the offering or funds obtained from the repayment of such Contracts ("Replacement Contracts") or any Replacement Contracts. The Notes are prepayable in whole or in part at any time without premium or penalty.

     The sole sources of payment of interest on the Notes will be cash flow generated by operations of the Corporation, capital contributions or loans of the shareholders, or operational borrowings obtained from third party lenders. The sole sources of repayment of principal and accrued interest on the Notes at the end of their term will be a refinancing of the Notes, a sale of the Contracts, proceeds from the repayment of the Contracts not used to acquire additional Contracts, or loans or capital contributions from the shareholders. Except for the Initial Loan (see "Business -- First American Capital Trust of Florida, Inc -- Initial Loan"), shareholders and their Affiliates are under no obligation to make capital contributions or loans to the Corporation. The Corporation has no commitment to obtain loans from third party lenders and there is no assurance such loans could be obtained. In addition, the Corporation reserves the right to sell additional notes or equity interests in a public offering or an offering exempt from registration under federal and state securities laws to provide additional financing for the Corporation. There is no assurance that any such offering would be undertaken or successful. If sufficient funds are not available from any of such sources, the repayment of all or part of the interest or principal on the Notes may be delayed or never be made. No Investor subscription proceeds will be used to make principal or interest payments on the Notes. See "Risk Factors" and "Secured Notes, Security Documents and Indenture of Trust."

     Holders of Notes are required under the Security Agreement to proceed against and liquidate all the Contracts and other collateral before looking to any other assets of the Corporation.

     There is no sinking fund for payment of principal or interest on the Notes.

     The price, amount of, and interest rate on the Notes to be offered have been established arbitrarily by the Corporation and may bear no relationship to its assets or to the earning potential of the Contracts or the Corporation. NOTE HOLDERS WILL NOT ACQUIRE OR OBTAIN ANY BENEFITS WHICH MIGHT ACCRUE THROUGH AN EQUITY INTEREST IN THE CORPORATION BY HIS PURCHASE OF NOTES.

SECURITY AGREEMENT

     Under the Security Agreement, the Corporation has granted the Note Holders through the Trustee a security interest (the "Security Interest") in and to all of the following: any and all retail motor vehicle installment sale contracts (the "Contracts") acquired with the funds constituting the Indebtedness or with funds received from the repayment of said Contracts (the "Replacement Contracts") or the Replacement

Contracts, which Contracts or Replacement Contracts are originated in connection with the financing of new and used automobiles and light-duty trucks (the "Vehicles"), including all rights to receive payments thereunder and security interests in and instruments of title to the Vehicles, whether now owned or
hereafter acquired, all funds in the following bank account             ; all
proceeds of the offering pursuant to the Registration Statement of Debtor
declared effective by the Securities and Exchange Commission on             ,
1996 (the "Registration Statement"); and in all products thereof and all cash and non-cash proceeds of any of the foregoing, in any form, including, without limitation, proceeds of insurance policies from the loss thereof, all titles to the Vehicles and all assignment of liens, all Contracts, Vehicle Titles, assignments or other documents and instruments located in a segregated, locked
file cabinet marked "Cabinet #                -- FACT OF WEST FLORIDA,
INC. -- Secured Notes" in the possession, custody and control of the Custodian as described in the Security Agreement and the Custodian Agreement (all of the foregoing hereinafter called the "Collateral"); provided, however, that the security interest granted hereunder is subject to the conditions and limitations set forth in the Registration Statement, and the Collateral may be released to the Corporation as set forth in the Custodian Agreement. Under the Security Agreement, the Corporation is prohibited from pledging the Collateral as security for debts and obligations of the Corporation other than the Notes. See "Custodian Agreement," below.

     Because of the administrative burden and expense, no Title Application or Certificate of Title will be amended to identify the Note Holders, as the assignee of the Corporation as secured party, on the Certificates of Title relating to the Vehicles. The Corporation has granted to the Note Holders a security interest in the Vehicles. The Corporation will deliver to the Custodian the Assignment of Lien on the Vehicle to the Trustee on behalf of the Note Holders, duly endorsed in recordable form (the "Corporation Assignment"). The foregoing grants of security interest and the Corporation Assignment constitute an effective conveyance of a security interest without amendment of any lien noted on a Vehicle's certificate of title, and the assignee succeeds thereby to the assignor's rights as secured party. In the Event of Default under the Notes, the Custodian will deliver the Corporation Assignments to the Trustee, and the Trustee can record the Assignments and thereby have the Vehicle Titles amended to reflect on their face the Note Holder's lien. See "Risk Factors."

     The foregoing security interest will be subject to the provisions of a Security Agreement and Collateral Assignment between the Corporation and the Trustee for the benefit of Note Holders.

CUSTODIAN AGREEMENT

     Robert J. Droubie & Associates, CPA, Clearwater, Florida, shall act as Custodian of the original Contracts and certain additional documents relating to the Contracts for the benefit of Note Holders. Pursuant to the terms of the Custodian Agreement, the Custodian's duties are limited solely to receiving the Contracts and related documents from the Corporation, keeping them as specified in the Custodian Agreement and releasing them to the Corporation upon receipt of an affidavit signed and sworn to by a duly authorized officer of the Corporation that (a) the Corporation has received or anticipates receiving within five (5) business days payment in full from the obligor under the Contract, (b) the Corporation needs the Vehicle Title to repossess a Vehicle after default on a Contract, or (c) any administrative event for which release for mailing to the State is required under statute, rule, regulation or practice such as change in name of Vehicle owner due to marriage or divorce, change of address Vehicle owner, or notation of a subordinate lien on the Title. Upon a release of a Vehicle Title pursuant to (c) above, the Corporation or its Agent shall promptly return the Vehicle Title to the Custodian upon receipt of the reissued Vehicle Title after the changes have been made by the appropriate state agency. Upon an Event of Default on the Notes or in the Security Agreement, Custodian shall deliver to the Trustee as representative of Secured Party all Collateral promptly upon request of the Secured Party.

     The Custodian Agreement provides that the Custodian may without investigation act in reliance upon any writing or instrument or signature which it, in good faith, believes to be genuine, may assume without investigation the validity and accuracy of any statement or assertion contained in such a writing or instrument, and may assume without investigation that any person purporting to give any writing, notice, advice or instructions in connection with the provisions hereof has been duly authorized to do so. The Custodian shall not be liable in any manner for the sufficiency or correctness as to form, manner and execution, or validity of any instrument deposited into this escrow, nor as to the identity, authority or right of any person executing the same; and its duties hereunder shall be limited to the safekeeping of such agreements, monies, instruments or other documents received by it as such escrow holder, and for the disposition of the same in accordance with the written instrument accepted by it in the escrow or written instructions received by it.

     By execution of the Subscription Agreement, the Note Holders will acknowledge that they understand that the Custodian's duties are limited as specified above and agree to indemnify and hold harmless the Custodian from any claim, action, damage or expense with respect thereto.

INDENTURE OF TRUST

     An Indenture of Trust will be entered into between the Corporation and the Trustee for the benefit of Note Holders. The Trustee will accept title to the Security Agreement on behalf of the Note Holders. The description of the Indenture of Trust set forth below and references to Note Holders will be determined based on the Notes issued to Note Holders. The duties of the Trustee are to hold the Security Agreement, to perform certain obligations in the event of a default in the payment of the principal and interest on the Notes, and to execute and deliver to the Corporation partial or full satisfaction of the Security Agreement upon partial or full repayment of the Notes.

            ,        , Florida, will serve as the Trustee under the Indenture of
Trust. Pursuant to the terms of the Indenture of Trust, Mr.               will
receive a fee of $       per year plus reimbursement of actual expenses. In
addition, upon the occurrence of an Event of Default under the Trust Agreement or the Security Documents, the Trustee shall receive a fee of $75 per hour for time incurred in rendering his duties as Trustee.

     The following constitute Events of Default under the Indenture of Trust:
(a) the failure of the Corporation to make monthly interest payments due under the terms of the Notes; (b) the failure of the Corporation to pay the principal of any of the Notes in full when due, it being expressly understood that a default in the payment of the principal of any Note shall constitute a default in all Notes; (c) a default in any of the covenants of the Corporation contained in the Security Documents or the occurrence of any event upon the happening of which the Notes become due and payable (with or without an election on the part of the Trustee); and (d) a default by the Corporation in any of its obligations under the Indenture.

     In the event that an Event of Default has not been cured within thirty (30) days after written notice of its occurrence has been received by the Corporation, either the Trustee or the holders of any Notes if there is an Event of Default as set forth in subparagraphs (a) or (b) above, or the Trustee and the holders of not less than twenty-five percent (25%) in aggregate principal amount of the Notes then outstanding in connection with an Event of Default as set forth in subparagraphs (c) or (d) above, by notice in writing to the Corporation (and to the Trustee if given by the Note Holders), may declare the principal of all of the Notes to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything to the contrary in the Indenture or the Notes notwithstanding.

     If at any time after the principal of the Notes shall have been so declared due and payable, and before any judgment or decree for the payment of monies due shall have been obtained or entered the Corporation shall pay all accrued interest upon the Notes and certain other events have occurred, all defaults shall be deemed waived. At any time after the election to declare the principal of all of the Notes due and payable as a result of an Event of Default, the Trustee may institute any action or proceeding at law or in equity (including foreclosure of the Security Agreement) for the collection of sums due and unpaid. Any and all monies collected by the Trustee shall be applied in the following order:

          (1) To the payment of all costs and expenses of collection;

          (2) To the payment of interest on the Notes, such payments to be made ratably to the persons entitled thereto;

          (3) To the payment of the outstanding principal balance on the Notes, such payments to be made ratably to the persons entitled thereto; and

          (4) The remainder, if any, shall be paid to the Corporation, its successors and assigns or to any other person under an order of court.

     No Note Holder has any right to institute any suit, action or proceeding in equity or at law with respect to the Indenture or the Notes unless such Note Holder previously has given to the Trustee written notice of default and unless the Holders of not less than 25% of the aggregate principal amount of the Notes then outstanding shall have made written request upon the Trustee to institute such action, suit or proceeding in its own name and shall have offered to the Trustee payment of the costs, expenses and liabilities to be incurred and the Trustee, for 60 days after receipt of such notice, shall have failed to institute any such action. Notwithstanding the foregoing, if the Event of Default is as specified in paragraph 5(a) or 5(b) of the Indenture of Trust, the foregoing 25% requirement shall not apply, and such written notice need only be given by any Note Holder. No one or more Note Holders shall have any right to affect or prejudice the rights of any other Note Holders or to seek to obtain priority over or preference to any other such Note Holder, or to enforce any right under the Indenture or Notes, except in the manner provided in the Indenture and for the equal, pro rata and common benefit of all Note Holders. Notwithstanding any provision of the Indenture, however, the right of any Note Holder to receive payment of the principal and interest on such Note, on or after the due date of the principal thereof, or to institute suit for the enforcement of such payment on or after such date, shall not be impaired or affected without the consent of such Note Holder.

     The Note Holders of a majority in aggregate principal amount of the Notes at any time outstanding have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee; however, the Trustee has the right to decline to follow any such direction if the Trustee has been advised by counsel that the action may be lawfully taken or that the action will be unduly prejudicial to the Note Holders not taking part in such direction.

     The Trustee is obligated to mail to the Note Holders notice of the occurrence of an event of default within 30 days after it receives notice of such event, unless such event shall have been cured before the giving of such notice.

     The Corporation agrees to indemnify the Trustee for any liability or expense incurred without negligence or bad faith on the part of the Trustee in connection with the administration of the Indenture.

     The Indenture contains various provisions protecting the Trustee when he acts in good faith in reliance on certificates and other documents supplied by the Corporation and on opinions of Trustee's counsel.

     The Trustee may resign at any time by giving written notice to the Corporation and to the Note Holders. The Corporation is obligated to appoint promptly a successor Trustee. If no successor Trustee shall have been so appointed within 30 days after the mailing of notice of resignation, the resigning Trustee may petition a court of competent jurisdiction for the appointment of a successor Trustee, or any Note Holder may, on behalf of himself and the other Note Holders, petition any such court for appointment of a successor Trustee. In addition, the Holders of a majority of the aggregate principal amount of the Notes at any time outstanding may remove the Trustee at any time and appoint a successor Trustee.

                                  UNDERWRITING

     The Notes are being offered on a "best-efforts, no minimum" basis through Participating Dealers ("Participating Dealers") who are members of the National Association of Securities Dealers, Inc. (the "NASD"). The Corporation has agreed to indemnify all Participating Dealers against certain liabilities, including liabilities under the Securities Act of 1933. The Corporation will pay the Participating Dealers a selling commission of up to 5.0% of the offering price ($50 per Note) for all Notes sold. The Corporation will pay an amount up to 2% of the offering price per Note ($20 per Note) to Participating Dealers as a Non-Accountable Expense Allowance. These amounts are paid to Participating Dealers weekly, based upon cleared subscription proceeds received during the week. In addition, the Corporation will reimburse Participating Dealers in an amount up to .5% per Note ($5 per Note) for actual due diligence expenses.

     There is no lead underwriter for this offering. Participating Dealers will execute Selling Agency Agreements with the Corporation; however, such Participating Dealers will be under no obligation to sell any or all of the Notes offered hereby. The Division of Corporation Finance of the U. S. Securities and Exchange Commission has taken the position that any broker/dealer that sells Notes in the offering may be deemed an underwriter as defined in
Section 2(11) of the Securities Act of 1933, as amended. The Corporation reserves the right to enter into Selling Agency Agreements with other Participating Dealers after the commencement of this offering. There is no assurance that, even if any Participating Dealers sell the Notes offered hereby, a court of competent jurisdiction or arbitration panel would deem any such Participating Dealer to be an underwriter as so defined.

     The Notes are being offered subject to prior sale, withdrawal, cancellation or modification of the offer, including its structure, terms and conditions, without notice. The Corporation reserves the right, in its sole discretion, to reject, in whole or in part, any offer to purchase the Notes.

     The Corporation intends to sell the Notes in this offering only in the states in which the offering is qualified. An offer to purchase may only be made and the purchase of the Notes may only be negotiated and consummated in such states. The Subscription Agreement for the Notes must be executed, and the Notes may only be delivered in, such states. Resale or transfer of the Notes may be restricted under state law. See "Risk Factors -- No Market of Notes" and "Transferability of Notes."

     If the Corporation does not terminate the offering earlier, which in the sole discretion of Management it may, the offering of Notes will continue until the Corporation raises an aggregate of $9,900,000, provided that the offering period for all of Notes of the Corporation will not exceed 24 months from the date of this Prospectus.

     Each Participating Dealer has agreed in accordance with the provisions of SEC Rule 15c2-4 to cause all funds received for the sale of a Note to be promptly deposited with the Corporation upon the receipt of the executed Subscription Agreement and related funds by the Participating Dealer by or before noon of the next business day following the sale of said Notes.

                            TRANSFERABILITY OF NOTES

     The Notes will be registered with the Securities and Exchange Commission and the State of Florida. The Notes may be registered or exempt from registration in other states. NO PUBLIC OR OTHER MARKET FOR THE NOTES EXISTS AND THERE CAN BE NO ASSURANCE THAT ONE MAY DEVELOP IN THE FUTURE. Accordingly, the Notes should be purchased only as an investment to be held to the end of the term of the Notes because Note Holders may not be able to liquidate their investment in the event of an emergency or for any other reason. See "Risk Factors."

                              PLAN OF DISTRIBUTION

     The Notes purchased from the Corporation will be issued as soon as practicable (generally, seven days) after the consummation of sales of Notes under this offering. See "Underwriting."

                                 SALES MATERIAL

     In addition to and apart from this Prospectus, the Corporation may utilize certain sales material in connection with the offering of the Notes. In certain jurisdictions, such sales material may not be available. This material may include information relating to the offering, information brochures, articles and publications concerning the business of the Corporation. Sales material may only be furnished to prospective investors with a copy of the Prospectus or after a copy of the Prospectus has been furnished to a prospective investor.

     Other than as described herein, the Corporation has not authorized the use of other sales material. The offering is made only by means of this Prospectus. Although the information contained in such material does not conflict with any of the information contained in this Prospectus, such material does not purport to be complete, and should not be considered as part of this Prospectus or the Registration Statement of which this Prospectus is a part, or as incorporated in this Prospectus or said Registration Statement by reference, or as forming the basis of the offering of the Notes which are offered hereby.

                                 LEGAL MATTERS

     The legality of the Notes offered hereby will be passed upon for the Corporation by the law firm of Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A., 911 Chestnut Street, Clearwater, Florida 34616.

                               LEGAL PROCEEDINGS

     There are no material legal proceedings pending to which the Corporation is a party.

                                    EXPERTS

     The financial statements of the Corporation in this Prospectus have been audited by Cherry, Bekaert & Holland, L.L.P., independent certified public accountants, as stated in their report appearing herein, and are included in reliance upon the report of such accountants given upon their authority as experts in accounting and auditing.

                           FACT OF WEST FLORIDA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                    CONTENTS

                                                                                        PAGE
                                                                                        ----
Report of Independent Certified Public Accountants....................................     2
Balance Sheet.........................................................................     3
Statement of Changes in Stockholder's Equity..........................................     4
Notes to Financial Statements.........................................................     5

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
FACT of West Florida, Inc.

     We have audited the balance sheet of FACT of West Florida, Inc. (the Company) (a development stage enterprise) as of September 6, 1996, and the related statement of changes in stockholder's equity for the period from incorporation on August 15, 1996 through September 6, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of FACT of West Florida, Inc. as of September 6, 1996 and the changes in stockholder's equity for the period from incorporation on August 15, 1996 through September 6, 1996 in conformity with generally accepted accounting principles.

                                          CHERRY, BEKAERT & HOLLAND, L.L.P.

Clearwater, Florida
September 13, 1996

                           FACT OF WEST FLORIDA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                                 BALANCE SHEET
                               SEPTEMBER 6, 1996

                                           ASSETS
CURRENT ASSETS
  Cash.............................................................................  $25,000
OTHER ASSETS
  Organization costs...............................................................      600
                                                                                     -------
                                                                                     $25,600
                                                                                     =======
                            LIABILITIES AND STOCKHOLDER'S EQUITY
LIABILITIES
  Accrued expenses.................................................................  $   600
STOCKHOLDER'S EQUITY
  Common stock -- $.01 par value, 100 shares authorized, issued and outstanding....        1
  Paid-in capital..................................................................   24,999
                                                                                     -------
          Total stockholder's equity...............................................   25,000
                                                                                     -------
                                                                                     $25,600
                                                                                     =======

                       See notes to financial statements.

                           FACT OF WEST FLORIDA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                  STATEMENT OF CHANGES IN STOCKHOLDER'S EQUITY
                FOR THE PERIOD FROM AUGUST 15, 1996 (INCEPTION)
                           THROUGH SEPTEMBER 6, 1996

                                                                COMMON STOCK
                                                               ---------------   PAID-IN
                                                               SHARES   AMOUNT   CAPITAL    TOTAL
                                                               ------   ------   -------   -------
Issuance of common stock for cash............................    100      $1     $24,999   $25,000
                                                                          --
                                                                 ---             -------   -------
Balance, September 6, 1996...................................    100      $1     $24,999   $25,000
                                                                 ===      ==     =======   =======

                       See notes to financial statements.

                           FACT OF WEST FLORIDA, INC.
                        (A DEVELOPMENT STAGE ENTERPRISE)

                         NOTES TO FINANCIAL STATEMENTS
                               SEPTEMBER 6, 1996

NOTE 1 -- DESCRIPTION OF BUSINESS

GENERAL

     FACT of West Florida, Inc. (Company) was incorporated on August 15, 1996 as a Florida Corporation. The Company was formed to purchase, collect and service retail motor vehicle installment sale financial contracts created by the sale of new and used automobiles and light-duty trucks.

     The stock of the Company is 100% owned by First American Capital Trust
(FACT), an affiliate of the Company. All employees of the Company will be leased from FACT under a consulting agreement. The daily operations of the Company will be administered through decisions made by the Company with assistance from FACT and Park Finance of Broward, Inc. pursuant to consulting agreements.

     The Company's fiscal year will end on December 31.

DEVELOPMENT STAGE ENTERPRISE

     The Company is considered to be in the "development stage" as substantially all of its efforts have been expended in establishing the new business. As of September 6, 1996 the Company has incurred no operating expenses since inception; accordingly, statements of income and cash flows are not applicable.

NOTE 2 -- SIGNIFICANT ACCOUNTING POLICY

     Organization cost is amortized over 5 years using the straight line method.

NOTE 3 -- SECURED NOTE OFFERING

     The Company plans to offer on a "best efforts basis" up to $9,900,000 of 10.5% Secured Promissory Notes (Notes) due in 24 months from issuance date. The Notes are to be offered through licensed broker-dealers and will bear interest at a stated rate of 10.5% per annum, payable quarterly. The broker-dealers will be paid commissions equaling 5.0% of the proceeds of the Note sale. The remainder of the Note sale proceeds in excess of costs and expenses associated with the offering will be used to acquire retail installment contracts, generally at a discount, secured by new and used automobiles and light trucks (Contracts).

     The Notes are issued under the terms of an Indenture Agreement between the Company and a Trustee. The Notes are secured by the Contracts and proceeds thereof.

     A custodian will serve under an agreement to hold the original Contracts and certain related documents such as vehicle titles for the benefits of the Note holders until the Contracts are paid in full.

     Use of proceeds of Contract collections is restricted to payments on the Notes, payment of certain allowed expenses of the Company and the purchase of additional Contracts.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTOR AND OFFICER

     The Florida General Corporation Law permits indemnification by the Company of any director, officer, employee or agent of the Company or person who is serving at the Company's request as a director, officer, employee or agent of another corporation, or other enterprise, as set forth in the statute which appears on the next page.

     The Company's Articles of Incorporation and Bylaws provide that the Company shall, to the fullest extent permitted by the laws of the State of Florida, indemnify any director, officer and employee of the Corporation against expenses incurred by such person by reason of the fact that he serves or has served the corporation in such capacity.

     The Company's Bylaws provide that the Company shall, to the fullest extent permitted by the laws of the State of Florida, indemnify each officer or director against expenses (including attorney's fees), judgments, taxes, fines and amounts paid in settlement incurred by him in connection with, and shall advance expenses (including attorney's fees) incurred by him in defending, any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) through which he is, or is threatened to be made, a party by reason of his being a director or officer of the Company, or his serving or having served at the request of the Company as a director, officer, partner, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Indemnification under the Company's Articles of Incorporation and Bylaws is nonexclusive of any other right such persons may have under statute, agreement, bylaw or action of the Board of Directors or shareholders of the corporation.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC Registration Fee............................................................  $  3,414.00
NASD Registration Fee...........................................................     1,490.00
Printing and Engraving..........................................................    30,000.00
Legal Fees and Expenses.........................................................    40,000.00
Accounting Fees and Expenses....................................................    10,000.00
Blue Sky Qualification Fees and Expenses........................................    20,000.00
Miscellaneous/Marketing.........................................................    10,096.00
                                                                                  -----------
          Total (Estimate)......................................................  $115,000.00
                                                                                  ===========

     The Registrant and the Agent will bear all expenses above.

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES

     Since its organization on August 15, 1996, the Corporation has not sold any unregistered securities.

ITEM 27.  EXHIBITS

  *1.1    -- Articles of Incorporation
 **1.2    -- Form of Selling Agency Agreement between the Corporation and Participating Dealers
 **1.3    -- Subscription Agreement
  *3.2    -- Bylaws of the Company
 **4.1    -- Form of Secured Note
  *4.2    -- Form of Security Agreement and Collateral Assignment
  *4.3    -- Form of Custodian Agreement
  *4.4    -- Form of Indenture of Trust
 **5.1    -- Opinion regarding legality (including Consent)
**10.1    -- [Reserved]
 *10.2    -- Initial Loan Promissory Note
**10.3    -- Form of Consulting Agreement
 *23.1    -- Consent of Accountants
**27      -- Financial Data Schedule (For SEC Use Only)

---------------

 * Filed herewith
** To be filed by Amendment

     All other schedules are omitted because they are not required or the information is otherwise included in the financial statements.

ITEM 28.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes to provide at the closing certificates in such denominations and registered in such names as required to permit prompt delivery to each purchaser.

     The Registrant undertakes that it will:

          (1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

             (i) Include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and

             (iii) Include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to any provisions contained in its certificate of Incorporation, or bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                     LIST OF CONSENTS REQUIRED BY RULE 435

     The consent of Johnson, Blakely, Pope, Bokor, Ruppel & Burns, P.A. to the reference to the said firm in the Prospectus constituting a part of this Registration Statement and to the use of its opinion as an exhibit to this Registration Statement is included in the opinion of said firm (Exhibit 5).

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorizes this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Clearwater, and State of Florida, on the 9th day of October, 1996.

                                          FACT OF WEST FLORIDA, INC.

                                          By:     /s/  DAVID A. JOHNSTON
                                            ------------------------------------
                                                     David A. Johnston
                                               Chief Executive Officer, Chief
                                               Financial Officer, President and
                                                    Chairman of the Board

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

                    NAME                                 POSITION                    DATE
---------------------------------------------   ---------------------------   -------------------
               /s/  DAVID A. JOHNSTON           Chief Executive Officer,          October 9, 1996
---------------------------------------------     Chief Financial Officer,    --------------
              David A. Johnston                   President and Chairman of
                                                  the Board

              /s/  LARRY C. COURTNEY            Vice President, Director          October 9, 1996
---------------------------------------------                                 --------------
              Larry C. Courtney

                                    EXHIBITS INDEX



*    1.1   Articles of Incorporation

**   1.2   Form of Selling Agency Agreement between the Corporation and Participating Dealers

**   1.3   Subscription Agreement

*    3.2   Bylaws of the Company

**   4.1   Form of Secured Note

*    4.2   Form of Security Agreement and Collateral Assignment

*    4.3   Form of Custodian Agreement

*    4.4   Form of Indenture of Trust

**   5.1   Opinion regarding legality (including Consent)

**   10.1  [Reserved]

*    10.2  Initial Loan Promissory Note

**   10.3  Form of Consulting Agreement

*    23.1  Consent of Accountants

**   27    Financial Data Schedule (For SEC Use Only)





*  Filed herewith
** To be filed by Amendment